Exhibit 10.01

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

DAVID J. JOHN

AND

BANKGUAM HOLDING COMPANY

DATED AS OF MAY 27, 2016

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of May 27, 2016, is made and entered into by and among BANKGUAM HOLDING COMPANY, bank holding company formed under the laws of the Territory of Guam (hereinafter referred to as, the “Buyer”), and DAVID J. JOHN, (hereinafter referred to as the “Seller”). Each of Seller and Buyer is sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller currently owns 79.25% of the issued and outstanding capital stock outstanding of ASC TRUST CORPORATION (hereinafter referred to as “ASC” or the “Company”); and whereas Seller has agreements in place to purchase 1% of capital stock shares outstanding from Donald H Clark and 10% of capital stock shares outstanding from the estate of Pedro P. Ada; and

WHEREAS, ASC’s only capital stock authorized, issued and outstanding is common stock (“Common Stock”);

WHEREAS, Buyer desires to purchase and acquire a certain amount of the issued and outstanding Common Stock of ASC pursuant to the terms and conditions herein; and

WHEREAS, Seller desires to sell a certain amount of the issued and outstanding Common Stock of ASC pursuant to the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I

Definitions

Section 1.1     Definitions. The following terms have the following meanings when used herein:

“Acquired Companies” means, collectively, the Company and the Company Subsidiaries, if any.

“Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Agreement” shall mean and refer to this Agreement and all Exhibits attached hereto, as such Agreement may from time to time be amended, supplemented or otherwise modified.

“Ancillary Stockholders’ Agreement” means the Stockholders’ Agreement with the terms attached hereto as Exhibit “A”.

“Business Day” shall mean and refer to a day of the year on which commercial banks are open for business in the Territory of Guam.

“Buyer Title, Authorization and Brokers’ Warranty” means a representation and warranty in Sections 5.2 and 5.4.

“Closing Date” shall mean and refer to any date on which a Closing actually occurs.

“Code” shall mean and refer to the Internal Revenue Code of 1986, as amended, or any other legislation of similar purport as may be substituted therefor at any time and any Regulations promulgated pursuant to the provisions hereof.

“Company Permits” means authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and Company Subsidiaries to carry on their respective businesses.

“Confidentiality Agreement” means that certain confidentiality agreement related to the Parties.

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of any of the Acquired Companies.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Day” shall mean and refer to each and any calendar day.

“Enterprise Value” shall mean the Fair Market Value of ASC determined by Mercer Capital on November 19, 2015, shown in Exhibit “B”.

“Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Equity Interests” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefore.

“Exhibit C Seller’s Disclosure Schedule” are disclosures set forth on Exhibit C to this Agreement.

“Fair Market Value of the Company” means the price, expressed in terms of cash and cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open an unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the related facts.

“GAAP” means generally accepted accounting principles as consistently applied in the United States from time to time.

“Governmental Entity” means any domestic or foreign governmental, administrative, judicial, regulatory, quasi-governmental or arbitral authority.

“Group Income Tax Return” means any federal, state, local or foreign Income Tax Return that any Seller or any of its affiliates (other than any of the Company or the Company Subsidiaries) file with any of the Company or the Company Subsidiaries on a consolidated, combined or unitary basis.

“Income Tax Return” means any Tax Return related to Income Taxes.

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes imposed or measured on the basis of net income.

“Indebtedness” means, with respect to any Person, without duplication, the following: (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligation secured thereby has been assumed; (d) all guarantees by such person of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty.

“Intellectual Property” means all intellectual property or other proprietary rights, including but not limited to patents, trademarks, service marks, trade names, domain names, trade dress, copyrights, trade secrets, know-how, computer software (including source and object code) and databases and data collections.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” and words of similar import mean, with respect to Seller, the actual knowledge of each Seller, President of the Company, the Chief Compliance Officer of the Company, Chief Financial Officer, Chief Operating Officer and Chief Information Officer or such similarly situated officers of the Company after due and reasonable inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree of a Governmental Entity.

“Liabilities” means any direct or indirect Indebtedness, liability, commitment or other obligation, whether fixed or unfixed, known or unknown, asserted or unasserted, secured or unsecured, matured or unmatured, accrued, incurred, absolute, contingent or otherwise.

“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance.

“Losses” means, with respect to any person, any demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, including all interest, penalties, reasonable attorneys’ fees and expenses and reasonable amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim, including any amounts paid in settlement thereof, against or affecting such person.

“Material Adverse Effect” means any change, event, state of facts or development that is materially adverse to the business of the Company and the Company Subsidiaries, taken as a whole; or on the ability of any Party to consummate timely the transactions contemplated by this Agreement, provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change, event, state of facts or development generally affecting the general political, economic or business conditions of the United States or regions in which the Company does business or generally affecting the industry of any Company or Company Subsidiary, and in each case which does not disproportionately affect any Company or Company Subsidiary relative to other companies in the same industry; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; and (c) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions.

“Material Contract” means each agreement, joint venture agreement, purchase order and any other purchase and sale agreement, service agreement, license agreement, technology agreement, manufacture or vendor agreement, supply agreement, debt agreement and any other agreement to which any of the Company or Company Subsidiaries is a party or by which any of them are bound that (a) requires aggregate payments by or to any Company or Company Subsidiary in excess of $50,000 on an annual basis, (b) has a term of one year or more (that cannot be terminated at will by the applicable Company or Company Subsidiary), (c) grants to any of the Company or Company Subsidiaries the right to use Intellectual Property (other than shrink-wrap, click-wrap and off-the-shelf software licenses, and other licenses for software that is commercially available on reasonable terms to the public generally), (d) is for capital expenditures in excess of $50,000; (e) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness of an Acquired Company as the debtor, other than accounts receivables and payables in the Ordinary Course of Business; (f) licenses or otherwise grants rights in any Company Intellectual Property to any person, (g) contains any covenant limiting the right of any Acquired Company to engage in any line of business or to compete (geographically or otherwise) with any person, or otherwise prohibits or limits the right of any Acquired Company to make, sell or distribute any products or services, and/or (h) was entered into other than in the Ordinary Course of Business or contains or provides for an express undertaking by an Acquired Company to be responsible for consequential damages.

“Mercer Capital Valuation” means the valuation of the Company as set forth in Mercer Capital’s November 19, 2015 valuation of the Company attached hereto as Exhibit A to this Agreement.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions.

“Ordinary Course of Business” means an action taken by a person if such action is consistent with the past practices of such person (or persons performing similar functions) and is taken in the ordinary course of the normal day-to-day operations of such person.

“Permitted Liens” means Liens for current Taxes not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings, in each case for which adequate specific reserves have been recorded in line items of the relevant Company’s or Company Subsidiaries’ books and records.

“Person” or “person” shall mean and refer to an individual, corporation, limited liability company, partnership, association, trust, joint venture, unincorporated organization, Governmental Entity or other entity or judicial entity.

“Representative(s)” means a person’s trustees, directors, officers, employees, accountants, consultants, legal counsel, advisors, agents, affiliates and other representatives.

“Required Minimum Capital Reserve” means the minimum about of capital the Company is required to hold in its accounts by Law.

“Seller’s Title, Authorization and Brokers’ Warranty” means a representation and warranty in Sections 4.3, 4.4, 4.5, 4.6, 4.21, 4.27 and 4.30.

“Subsidiary”, “subsidiary”, “Subsidiaries or “subsidiaries” means with respect to any person any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests; the holders of which are generally entitled to (a) vote for the election of the board of directors or other governing body of such corporation or other legal entity or (b) share in the profits or capital of such legal entity.

“Stock” shall mean the issued and outstanding capital stock of ASC Trust Company.

“Tax” or “Taxes” means (a) any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes; and (b) liability of the Company or any Company Subsidiaries for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability of the Company or any Company Subsidiaries for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity with respect to any Tax.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Company Common Stock (including any real property or leasehold interest transfer or gains tax and any similar Tax), or any other transaction contemplated by this Agreement.

“Updated Enterprise Value” means the Fair Market Value of an entity based on and substantially similar to the valuation conducted by Mercer Capital on the Company on November 19, 2015, attached hereto as Exhibit B, that set the Enterprise Value.

Section 1.2    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2014 Audited Financial Statements”	Section 4.9.1(a)(i)
“2015 Interim Balance Sheet”	Section 4.9.1(b)(i)
“2015 Interim Income Statement”	Section 4.9.1(c)(i)
“Agreement”	Preamble
“ASC”	Recitals
“Audited Financial Statement”	Section 4.9.1(a)(iii)
“Audited Financial Statements”	Section 4.9.1(a)(iii)
“Buyer”	Preamble
“Buyer Indemnification Deductible”	Section 10.2.3(a)
“Buyer Disclosure Schedule”	Article V
“Buyer Indemnitee”	Section 10.2.1
“Claims Notice”	Section 10.3
“Closing”	Section 2.2
“Closings”	Section 2.2
“Common Stock”	Recitals
“Company”	Recitals
“Company Benefit Plan”	Section 4.14.1
“Company By-laws”	Section 4.4
“Company Charter”	Section 4.4
“Company Common Stock”	Section 4.5
“Company Intellectual Property”	Section 4.19.1
“Company Regulatory Agreement”	Section 4.20
“Company Subsidiaries”	Section 4.3
“Company Subsidiary”	Section 4.3
“ERISA”	Section 4.14.1
“First Closing”	Section 2.2
“First Closing Date”	Section 2.2
“First Closing Purchased Stock Purchase Price”	Section 2.3
“Indemnified Party”	Section 10.3
“Indemnifying Party”	Section 10.3
“Interim Balance Sheet”	Section 4.9.1(b)(iii)
“Interim Balance Sheets”	Section 4.9.1(b)(iii)
“Interim Financial Statements”	Section 4.9.1(c)(iii)
“Interim Income Statement”	Section 4.9.1(c)(iii)
“Interim Income Statements”	Section 4.9.1(c)(iii)
“Parties”	Recitals
“Party”	Recitals
“Purchase Price”	Section 2.2.3
“Second Closing”	Section 2.2
“Second Closing Audited Financial Statements”	Section 4.9.1(a)(ii)
“Second Closing Date”	Section 2.2
“Second Closing Interim Balance Sheet”	Section 4.9.1(b)(ii)
“Second Closing Interim Income Statement”	Section 4.9.1(c)(i)
“Second Closing Purchased Stock Purchase Price”	Section 2.3.2
“Seller”	Preamble
“Seller Indemnification Deductible”	Section 10.2.4(a)
“Seller Consents”	Section 4.7.1
“Seller Indemnitee”	Section 10.2.2
“Stockholders Agreement”	Section 7.2.7
“Survival Period”	Section 10.1
“Third Closing”	Section 2.2
“Third Closing Audited Financial Statements”	Section 4.9.1(a)(iii)
“Third Closing Date”	Section 2.2
“Third Closing Interim Balance Sheet”	Section 4.9.1(b)(iii)
“Third Closing Interim Income Statement”	Section 4.9.1(c)(i)
“Third Closing Purchased Stock Purchase Price”	Section 2.3.3
“Third Party Claim”	Section 10.4.1
“Third Party Claimant”	Section 10.4.1

Section 1.3    Interpretation. In this Agreement, the singular includes the plural and the plural includes the singular; words importing any gender include all other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible, visible form; references to sections (or any subdivision of a section), articles, schedules, annexes and exhibits are to those of this Agreement unless otherwise indicated; the words “including” and “include” shall be deemed to be followed by the words “without limitation”; the words “herein”, “hereto”, “hereunder”, “herein below”, and the like shall mean and refer to this Agreement as a whole and not merely to the specific section, clause or paragraph in which the respective work may appear; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; references to money or dollars shall be deemed to be monetary currency of the United States of America unless otherwise specifically stated; and references to Persons include their respective permitted successors and assigns, and in the case of governmental entities, the Persons succeeding their respective functions and capacities.

Article II

Purchase and Sale of Capital Stock

Section 2.1     Purchase and Sale of Stock. Subject to and upon the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller Seller’s rights, title and interest in, to or under ceratin Stock free and clear from all liabilities, liens and encumbrances of agreed upon number of shares of ASC on the dates specified in this agreement.

Section 2.2    Closing Dates. The sale is agreed to be completed over a period of five years and contain three separate closings: the “First Closing”, “Second Closing” and “Third Closing” (each individually a “Closing” and collectively, the “Closings”). The date on which the First Closing occurs shall be the “First Closing Date,” the date on which the Second Closing occurs shall be the “Second Closing Date” and the date on which the Third Closing occurs shall be the “Third Closing Date.”

Section 2.2.1    First Closing. On a date after June 1, 2016 (as mutually agreed to by the Parties), and subject to the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from seller 1,000 shares of Common Stock of ASC which equals twenty-five (25%) of the Stock of ASC.

Section 2.2.2    Second Closing. On April 1, 2019, and subject to the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller shares of Stock of ASC which equals twenty (20%) of the Stock of ASC.

Section 2.2.3    Third Closing. On April 1, 2021, and subject to the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller 1, shares of Stock of ASC which equals twenty (25%) of the Stock of ASC.

Section 2.3     Purchase Price.

Section 2.3.1    First Closing Purchase Price. The purchase price for the Stock purchased on the First Closing is the amount of $2,950,000. (the “First Closing Purchased Stock Purchase Price”). The First Closing Purchased Stock Purchase Price is subject to adjustments as set forth in this Agreement. This amount represents 25% of the Enterprise Value of $11,800,000 pursuant to the valuation completed by Mercer Capital on November 19, 2015 (See Exhibit “B” of this agreement for additional valuation detail). This amount will be paid on the First Closing Date.

Section 2.3.2    Second Closing Purchase Price. The purchase price for the Stock purchased on the Second Closing will be such amount that equal twenty percent (20%) of the Updated Enterprise Value of the Company, as reasonably determined based on a valuation to be conducted in Q4 2018 using the same valuation formulas used to set the Enterprise Value for the First Closing (the “Second Closing Purchased Stock Purchase Price”). The Second Closing Purchased Stock Purchase Price is subject to adjustments as set forth in this Agreement. This amount will be paid in connection with the Second Closing.

Section 2.3.3    Third Closing Purchase Price. The purchase price for the Stock purchased on the Third Closing will be such amount that equal twenty-five percent (25%) of the Updated Enterprise Value of the Company, as reasonably determined based on a valuation to be conducted in Q4 2020 using the same valuation formulas used to set the Enterprise Value for the First Closing (the “Third Closing Purchased Stock Purchase Price”). The Third Closing Purchased Stock Purchase Price is subject to adjustments as set forth in this Agreement. This amount will be paid in connection with the Third Closing.

Section 2.4     Final Review. Nothing contained in this Agreement shall act as a waiver of either Party’s right to terminate this Agreement pursuant to the terms of Section 8.1 herein.

Section 2.5    Excluded Obligations. It is specifically understood and agreed that Buyer shall not be responsible for any debts, liabilities, obligations or contracts of Seller of any kind and nature.

Section 2.6    Reserve Requirements. ASC is a Guam Based Trust Corporation and as such is required to maintain minimum capital reserves. As of the First Closing, the capital requirement is $500,000. The Buyer will be responsible for their share of the reserve requirement at the time of each closing. For the First Closing the Buyer will be responsible for $125,000 (25% of $500,000). Such share is based on the ownership percentage of the Company by a stockholder.

Section 2.7    Excess Reserves. The Enterprise Value computed by Mercer Capital reflects the value of ASC before considerations of capital structure. At the time of the First Closing, excess reserves (reserves in excess of $500,000) will be paid to the existing shareholders of record of ASC in the form of an ex-dividend. All other cash and cash equivalents, including but not limited to operational cash, as well as regular accounts payables and receivables will remain in ASC.

Article III

Closing

Section 3.1     Time and Place of Closing; Effective Date. Upon the terms and subject to the conditions contained in this Agreement, the consummation of the transactions contemplated hereunder shall take place at each Closing and shall take place as follows.

Section 3.1.1    Time and Place of First Closing. The First Closing will take place on a date after June 1, 2016 (as mutually agreed to by the Parties), and subject to and following the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, at the offices of ASC Trust Corporation, 120 Father Duenas Avenue, Suite 110, Capitol Plaza, Hagåtña, Guam, 96910.

Section 3.1.2    Time and Place of Second Closing. The Second Closing will take place on April 1, 2019, and subject to and following the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, at the offices of ASC Trust Corporation, 120 Father Duenas Avenue, Suite 110, Capitol Plaza, Hagåtña, Guam, 96910. If ASC has moved offices prior to the Second Closing, then the Company’s new address will become the place of the Second Closing.

Section 3.1.3    Time and Place of third Closing. The Third Closing will take place on April 1, 2021, and subject to and following the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, at the offices of ASC Trust Corporation, 120 Father Duenas Avenue, Suite 110, Capitol Plaza, Hagåtña, Guam, 96910. If ASC has moved offices prior to the Third Closing, then the Company’s new address will become the place of the Third Closing.

Section 3.2    Actions and Deliveries by the Seller. Subject to all of the terms and conditions herein contained, the Seller shall tender and deliver each of the following instruments and documents to Buyer at or prior to each relevant Closing.

Section 3.2.1    First Closing. 1,000 shares of ASC Stock representing twenty-five percent (25%) of the issued and outstanding capital stock of ASC.

Section 3.2.2    Second Closing. The number of shares of ASC Stock representing twenty percent (20%) of the issued and outstanding capital stock of ASC.

Section 3.2.3    Third Closing. The number of shares of ASC Stock representing twenty-five percent (25%) of the issued and outstanding capital stock of ASC.

Section 3.3    Actions and Deliveries by the Buyer. Subject to all of the terms and conditions herein contained, the Buyer shall tender and deliver to the Seller each of the following items, instruments and documents at or prior to each relevant Closing.

Section 3.3.1    First Closing. Cash in the amount of $2,950,000 representing the First Closing Purchased Stock Purchase Price plus $125,000 representing Buyer’s proportionate share of reserve funds specified under Section 2.6.

Section 3.3.2    Second Closing. Cash representing the First Closing Purchased Stock Purchase Price and Buyer’s proportionate share of reserve funds specified under Section 2.6.

Section 3.3.3    Third Closing. Cash representing the Third Closing Purchased Stock Purchase Price and Buyer’s proportionate share of reserve funds specified under Section 2.6.

Article IV

Representations and Warranties of Seller

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein and in the Exhibits attached hereto, Seller hereby represents and warrants to and agrees and covenants with Buyer as of the date hereof and as of each Closing Date as follows:

Section 4.1    Governmental Authorizations and Regulations. No investigation or review by any governmental entity with respect to Seller or the Company is pending or threatened, nor has any governmental entity indicated an intention to conduct the same. No notice to or consent or approval of any governmental agency, authority or instrumentality is required to effectuate the transactions contemplated by this Agreement.

Section 4.2    Absence of Undisclosed Liabilities. Except as otherwise provided herein, none of the Stock to be acquired by Buyer hereunder is subject to any liabilities or obligations of any kind or nature whatsoever, secured or unsecured, whether accrued, absolute, contingent or otherwise, due or to become due, or arising out of any transactions entered into or any state of facts existing prior to each Closing.

Section 4.3    Organization and Qualification; Subsidiaries.

Section 4.3.1    The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that do not, or would not reasonably be expected to, have a Material Adverse Effect. Section 4.3 of Exhibit C Seller’s Disclosure Schedule sets forth a true and complete list of the subsidiaries of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”), together with each Company Subsidiary’s (i) authorized capital stock, and (ii) the number of issued and outstanding shares of capital stock, the record and beneficial owners thereof and the number of shares held in treasury. Except as set forth on Exhibit C Seller’s Disclosure Schedule, neither the Company nor any Company Subsidiary holds an Equity Interest in any other person.

Section 4.4    Organizational and Governing Documents. Seller has made available to Buyer correct and complete copies of the articles of incorporation and/or certificates of incorporation of the Company (as amended through the date hereof, the “Company Charter”) and by-laws of the Company (as amended through the date hereof, the “Company By-laws”). Seller has made available to Buyer a complete and correct copy of the relevant organizational and governing documents, each as amended and in effect on the date hereof, of each of the Company Subsidiaries. Buyer will have the opportunity to review all Company organizational documents prior to each Closing. No Acquired Company is in default under or in violation of any provision of its organizational and governing documents.

Section 4.5    Capitalization; Ownership. Except as set forth on Section 4.5.1 of Exhibit C Disclosure Schedule:

Section 4.5.1    The authorized capital stock of the Company consists solely of the number of shares of Common Stock as set forth on Section 4.5.1 of Exhibit C Seller’s Disclosure Schedule (the “Company Common Stock”). The number of shares of the Company Common Stock that are issued and outstanding are set forth on Section 4.5.1 of Exhibit C Seller’s Disclosure Schedule. Each outstanding share of the Company Common Stock is validly issued, fully paid and nonassessable and is owned, beneficially and of record, by Seller free and clear of all Liens, options, rights of first refusal, agreements, limitations on Seller’s voting rights and other encumbrances of any nature whatsoever. There are no other shares of capital stock of the Company other than the Company Common Stock.

Section 4.5.2    There are no options, warrants, contracts, commitments or other rights to acquire capital stock of the Company, or securities convertible into or exchangeable for capital stock of the Company, or phantom equity, stock appreciation rights or profits interests with respect to the Company. No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any Equity Interests or other securities of Company, or any right to vote for the election of directors of any Company or to vote on any other matter.

Section 4.5.3    Each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid and nonassessable and is owned, beneficially and of record, by the Company free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Company’s voting rights and other encumbrances of any nature whatsoever.

Section 4.5.4    There are no options, warrants, contracts, commitments or other rights to acquire capital of any Company Subsidiary, or securities convertible into or exchangeable for capital stock of any Company Subsidiary or any phantom equity, stock appreciation rights or profits interests with respect to any Company Subsidiary. No holder of Indebtedness of any Company Subsidiary has any right to convert or exchange such Indebtedness for any Equity Interests or other securities of any Company Subsidiary, or any right to vote for the election of directors of any Company Subsidiary or to vote on any other matter.

Section 4.6    Authority; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Stockholders’ Agreement, to perform its obligations hereunder and under each such Ancillary Stockholders’ Agreement and to consummate the transactions contemplated by this Agreement that are to be consummated by Seller. The execution and delivery of this Agreement and the Ancillary Stockholders’ Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity. Upon the execution and delivery by Seller of the Ancillary Stockholders’ Agreement, the Ancillary Stockholders’ Agreement will, assuming due authorization, execution and delivery by Buyer, constitute legally valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity.

Section 4.7     No Conflict; Required Filings and Consents.

Section 4.7.1    The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement and the transactions contemplated hereby by Seller will not, (a) conflict with or violate any provision of any documents related to Seller, (b) conflict with or violate any provision of the Company Charter or the Company By-laws or the organizational and governing documents of any Company Subsidiary, (c) assuming that all consents, approvals, authorizations and permits described in Section 4.7.2 have been obtained and all filings and notifications described in Section 4.7.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller, the Company or Company Subsidiaries or by which any property or asset of Seller, the Company or Company Subsidiaries is bound, or (d) except as set forth in Section 4.7.1 of Exhibit C Seller’s Disclosure Schedule (the “Seller Consents”), if any, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Seller, the Company or Company Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or Company Permits.

Section 4.7.2    The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, other than as set forth on Section 4.7.2 of Exhibit C Seller’s Disclosure Schedule.

Section 4.8     Compliance With Law; Permits.

Section 4.8.1    The operation of the business of the Acquired Companies is, and for the two (2) years prior to a Closing has been, in compliance in all material respects with all applicable Laws. Each of the Company and the Company Subsidiaries holds, owns or possesses all Company Permits required to conduct its business as currently conducted, which Company Permits are valid and in full force and effect. Each of the Company and Company Subsidiaries is, and for the two (2) years prior to a Closing has been, in material compliance with its obligations under such Company Permits.

Section 4.8.2    Except as would not be material to the Acquired Companies, taken as a whole, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the organizational and governing documents, applicable state and federal law and regulation and common law. None of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

Section 4.9     Financial Statements.

Section 4.9.1    Seller has made available to Buyer:

(a) (i) with respect to the First Closing, the consolidated audited financial statements for the Company for the fiscal year ended December 31, 2014 (and including, as applicable, the notes thereto and the reports of the auditors thereon, a “2014 Audited Financial Statements”), (ii) with respect to the Second Closing, the consolidated audited financial statements for the Company for the fiscal year immediately preceding the Second Closing (and including, as applicable, the notes thereto and the reports of the auditors thereon, a “Second Closing Audited Financial Statements”) and (iii) with respect to the Third Closing, the consolidated audited financial statements for the Company for the fiscal year immediately preceding the Third Closing (and including, as applicable, the notes thereto and the reports of the auditors thereon, a “Third Closing Audited Financial Statements” and each of the 2014 Audited Financial Statements, Second Closing Audited Financial Statements and Third Closing Audited Financial Statements, an “Audited Financial Statement” and collectively the, “Audited Financial Statements”);

(b) (i) with respect to the First Closing, the unaudited consolidated balance sheet of the Company as of December 31, 2015 (the “2015 Interim Balance Sheet”), (ii) with respect to the Second Closing, the unaudited consolidated balance sheet of the Company as of the quarter that immediately preceded the Second Closing (the “Second Closing Interim Balance Sheet”) and (iii) with respect to the Third Closing, the unaudited consolidated balance sheet of the Company as of the quarter that immediately preceded the Third Closing (the “Third Closing Interim Balance Sheet” and each of the 2015 Interim Balance Sheet, Second Closing Interim Balance Sheet and Third Closing Interim Balance Sheet, an “Interim Balance Sheet” and collectively, the “Interim Balance Sheets” ); and

(c) (i) with respect to the First Closing the unaudited consolidated income statements and cash flows of the Company as of December 31, 2015 (the “2015 Interim Income Statements”), (ii) with respect to the Second Closing the unaudited consolidated income statements and cash flows of the Company as of the quarter that immediately preceded the Second Closing (the “Second Closing Interim Income Statements”) and (iii) with respect to the Third Closing the unaudited consolidated income statements and cash flows of the Company as of the quarter that immediately preceded the Third Closing (the “Third Closing Interim Income Statements” and each of the 2015 Interim Income Statements, Second Closing Interim Income Statements and Third Closing Interim Income Statements, an “Interim Income Statements” and together with the Interim Balance Sheet, the “Interim Financial Statement” and collectively, the “Interim Financial Statements” ).

Section 4.9.2    Except as set forth on Section 4.9.2 of Exhibit C Seller’s Disclosure Schedule, each Audited Financial Statement and Unaudited Financial Statement with respect to a Closing have been prepared in accordance with GAAP consistently applied throughout the periods covered by such Audited Financial Statements and Unaudited Financial Statements, respectively, and present fairly the consolidated financial position of the respective Acquired Companies as of such dates and the results of operations and cash flows for the respective periods then ended, as applicable, except in the case of the Unaudited Financial Statements, for year-end audit adjustments and the inclusion of footnote disclosures.

Section 4.10    Books and Records. The books of account, minute books, stock record books and other records of the Acquired Companies, all of which have been made available to Buyer, are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. At the time of each Closing, all of such books and records will be in the possession of the respective Acquired Company representative. The minute books of each Acquired Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Acquired Company’s stockholders, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

Section 4.11    Accounts Receivable and Accounts Payable. All notes and accounts receivable are reflected properly on an Audited Financial Statements, the Unaudited Financial Statements or the accounting records of the Acquired Companies as of the relevant Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Company has maintained its accounts receivable and accounts payable in the ordinary course. The Company has incurred accounts payable in the ordinary course of business and not avoided paying accounts payable in the ordinary course since the last Interim Financial Statement.

Section 4.12    No Undisclosed Liabilities.

Section 4.12.1    No Acquired Company has any Liability except for (a) Liabilities accrued or expressly reserved for in line items in the Audited Financial Statements or Unaudited Financial Statements and (b) Liabilities incurred in the Ordinary Course of Business after the date of the Unaudited Financial Statements that immediately preceded the relevant Closing.

Section 4.12.2    The Acquired Companies do not have any Indebtedness (other than trade credit arising in the Ordinary Course of Business) at each Closing.

Section 4.13    Absence of Certain Changes or Events. Except as disclosed on Section 4.13 of Exhibit C Seller’s Disclosure Schedule, since the date of the relevant Audited Financial Statements that immediately preceded the relevant Closing, the Acquired Companies have conducted their operations in the Ordinary Course of Business and there has not been any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Audited Financial Statements that immediately preceded the relevant Closing, there has not been with respect to any Acquired Company any:

Section 4.13.1    amendment to its articles of incorporation or bylaws or other comparable charter or organizational and governing documents (except for changes previously consented and agreed to in writing by Buyer, including but not limited to adding an 80% approval for certain actions);

Section 4.13.2    change in its authorized or issued capital stock, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Lien on any shares of its capital stock or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

Section 4.13.3    (i) incurrence of any Indebtedness, (ii) issuance, sale or amendment of any debt securities or warrants or other rights to acquire any debt securities, guarantee of any debt securities of another person, entry into any Contract to maintain any financial statement condition of another person, (iii) loans, advances or capital contributions to, or investment in, any other person, other than any Acquired Company outside of the Ordinary Course of Business;

Section 4.13.4    sale, lease, license, pledge or other disposition of or Lien (other than Permitted Liens) on any of its properties or assets (other than individual sales for an amount not exceeding $50,000);

Section 4.13.5    acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or person or (ii) of any assets that are material to any Acquired Company individually or in the aggregate, except purchases in the Ordinary Course of Business;

Section 4.13.6    damage to, or destruction or loss of, any of its assets or properties with an aggregate value to any Acquired Company in excess of $25,000, whether or not covered by insurance;

Section 4.13.7    (i) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, officer, employee or consultant or other independent contractor, (ii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, (iii) payment of any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (iv) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or Contracts or awards made thereunder or (v) any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

Section 4.13.8    settlement or compromise in connection with any legal proceeding;

Section 4.13.9    capital expenditure or other expenditure with respect to property or equipment in excess of $50,000 in the aggregate for the Acquired Companies taken as a whole;

Section 4.13.10    change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

Section 4.13.11    change in payment or processing practices or policies regarding inter-company transactions;

Section 4.13.12    acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

Section 4.13.13    effect a recapitalization of the Company or its equity;

Section 4.13.14    make distributions;

Section 4.13.15    change, amend, revise or adjust dividend policies; and

Section 4.13.16    authorization of or Contract by any Acquired Company to take any of the actions described in this Section 4.11.

Section 4.14    Employee Benefit Plans.

Section 4.14.1    Section 4.12.1 of Exhibit C Seller’s Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Acquired Companies), which are maintained, sponsored or contributed to by the Acquired Companies, or under which the Acquired Companies have any material obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”).

Section 4.14.2    Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Acquired Company has performed all of its obligations under each Company Benefit Plan, in each case in all material respects in accordance with the terms of such Company Benefit Plan and in material compliance with all applicable Laws, including ERISA and the Code.

Section 4.14.3    Except as otherwise specifically provided under this Agreement, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Benefit Plan or constitute a “deemed severance” or “deemed termination” under any Company Benefit Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Acquired Companies that would be a material liability of the Acquired Companies after Closing.

Section 4.15    Labor and Other Employment Matters.

Section 4.15.1    The Acquired Companies are, and have been for each of the three (3) years preceding a Closing, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Acquired Companies is or has been a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Acquired Companies, or has applied to represent or to the Knowledge of Seller is attempting to organize so as to represent such employees. In the three (3) years prior to each Closing Date there has been no, and there is no pending or, to the Knowledge of Seller, threatened, work stoppage, slowdown or labor strike against any of the Acquired Companies.

Section 4.15.2    There is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting any Acquired Company relating to the alleged violation by any Acquired Company (or its directors or officers) of any Law pertaining to labor relations or employment matters.

Section 4.16    Material Contracts.

Section 4.16.1    Set forth in Section 4.16.1 of Exhibit C Seller’s Disclosure Schedule is a correct and complete list of each Acquired Company’s Material Contracts.

Section 4.16.2    Except as set forth in Section 4.16.1 of Exhibit C Seller’s Disclosure Schedule, each Material Contract is legally valid and binding on the respective Acquired Company party thereto and each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought. Each Acquired Company has performed all obligations required to be performed by it prior to the date hereof under each Material Contract. To the Knowledge of Seller, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract prior to the date hereof. None of the Acquired Companies has received notice of any material violation or default under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or default under) any Material Contract.

Section 4.16.3    No event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by any Acquired Company or, to the Knowledge of Seller, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Liens on any shares of any Acquired Company or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any person to exercise any remedy or obtain any relief under, any Material Contract, nor has any Acquired Company given or received notice or other communication alleging the same.

Section 4.16.4    None of the Material Contracts is under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of any Material Contract and the Seller has no Knowledge that any party to a Material Contract does not intend to renew it at the end of its current term.

Section 4.17    Litigation. None of the Seller nor any of the Acquired Companies is a party to or subject of any, and there are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or the Acquired Companies. There is no injunction, order, judgment, regulatory restrictions (other than those of general application that apply to similarly situated banks) or decrees imposed upon Seller or the Acquired Companies, or the assets of the Acquired Companies.

Section 4.18    Environmental, Health and Safety Matters.

Section 4.18.1    Each Acquired Company is, and for the two (2) years prior to each Closing, has been, in compliance in all material respects with applicable Environmental Laws and Occupational Safety and Health Laws.

Section 4.18.2    None of the Acquired Companies has received any written notice, demand, letter or claim alleging that such Acquired Company is in violation of, or liable under, any Environmental Law or Occupation Safety and Health Law.

Section 4.19    Intellectual Property.

Section 4.19.1    Except as set forth in Section 4.19.1 of Exhibit C Seller’s Disclosure Schedule, (a) the Acquired Companies own, or are licensed or otherwise possess rights to use, all Intellectual Property used by the Acquired Companies as of the date hereof and on each Closing Date (collectively, the “Company Intellectual Property”) in the manner that it is currently used by the applicable Acquired Company, (b) neither Company nor any of its Subsidiaries has received written notice from any third party alleging any interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, neither Company nor any of its Subsidiaries has interfered in any respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party; (c) to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property; (d) neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or permits third parties to use any Company Intellectual Property rights; (e) no Acquired Company owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property and (f) neither the Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

Section 4.19.2    Except as set forth in Section 4.19.2 of Exhibit C Seller’s Disclosure Schedule, none of the Acquired Companies has received written notice within two (2) years of a Closing Date that any of the Acquired Companies is infringing any Intellectual Property right of any person.

Section 4.19.3    Each Acquired Company has obtained from each current and former employee, consultant and other independent contractor with access to Company Intellectual Property an executed proprietary information and inventions assignment agreement (containing no exceptions or exclusions from the scope of its coverage). To the Knowledge of Seller, none of those current or former employees, consultants or other independent contractors has violated any of those Contracts.

Section 4.19.4    The Acquired Companies use commercially reasonable efforts to maintain and protect the Intellectual Property owned by them that is material to the businesses of the Acquired Companies.

Section 4.20    Agreements with Regulatory Agencies. Except as is not material, neither the Company nor any Company Subsidiary, and none of Seller with respect to the business of the Acquired Companies, is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or since five (5) years prior to the First Closing and two (2) years prior to the Second Closing and Third Closings, respectively, has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has outstanding any board resolutions adopted at the request or suggestion of any Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller’s Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since five (5) years prior to the First Closing and two (2) years prior to the Second Closing and Third Closings, respectively, by any Governmental Entity that it is considering issuing or requiring any such Company Regulatory Agreement.

Section 4.21    Investment Securities. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) each of the Company and the Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the Ordinary Course of Business consistent with prudent business practices to secure obligations of the Company or any of the Company Subsidiaries and except for such defects in title or Liens that would not be material to the Company and the Company Subsidiaries and (b) such securities are valued on the books of the Company and its Subsidiaries in accordance with GAAP.

Section 4.22    Real Property and Assets.

Section 4.22.1    Except as set forth in Section 4.22 of Exhibit C Seller’s Disclosure Schedule, the personal property of the Acquired Companies will, as of the Closing Date, constitute all of the personal property required to conduct the Acquired Companies’ businesses in all material respects as conducted on the date hereof. Each Acquired Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, free and clear of any Liens except Permitted Liens.

Section 4.22.2    Each Acquired Company’s personal property and the structural elements of the Leased Real Property are in all material respects in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted.

Section 4.23    Taxes. Except as set forth on Section 4.23 of Exhibit C Seller’s Disclosure Schedule:

Section 4.23.1    All Income Tax and other material Tax Returns required to be filed either separately or as a member of an Affiliated Group by or with respect to the Company and the Company Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Entity and all such Tax Returns are complete and accurate in all respects. All Taxes due and owing (whether or not shown or required to be shown on any Tax Returns) have been paid.

Section 4.23.2    All material Taxes required to be withheld by the Company and the Company Subsidiaries have been withheld and, to the extent required by Law, timely paid to the appropriate Governmental Entity.

Section 4.23.3    No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Entity against any of the Company or the Company Subsidiaries that remains unpaid, except for deficiencies that are being contested in good faith by appropriate proceedings and for which adequate reserves has been taken. There are no ongoing or pending audits, examinations or other administrative or judicial proceedings with respect to any Taxes of the Company or the Company Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or the Company Subsidiaries.

Section 4.23.4    There are no material Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or the Company Subsidiaries.

Section 4.23.5    None of the Company or the Company Subsidiaries is a party to or has any obligation under any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement.

Section 4.23.6    No claim has been made by an authority in a jurisdiction where the Company or any Company Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

Section 4.23.7    The Seller has made available to the Buyer correct and complete copies of all applicable income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiaries filed or received since December 31, 2011.

Section 4.23.8    Neither the Company or any Company Subsidiaries are a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law). The Seller is a United States person as defined in Code § 7701(a)(30). The Company and each Company Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither the Company nor any Company Subsidiary (a) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Seller) or (b) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any Company Subsidiary has ever been, nor will they be at a Closing, a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

Section 4.23.9    The unpaid Taxes of the Company and its Subsidiaries (a) did not, as of the date of the immediately preceding Interim Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the immediately preceding Interim Financial Statements (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the immediately preceding Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the immediately preceding Interim Financial Statements, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

Section 4.23.10    Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the relevant Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) intercompany transactions occurring at or prior to a Closing or any excess loss account in existence at a Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to a relevant Closing Date; or (e) prepaid amount received on or prior to a relevant Closing Date.

Section 4.23.11    Neither the Company nor any Company Subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

Section 4.23.12    Neither the Company nor any Company Subsidiary are, nor at any time have been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

Section 4.23.13    Neither the Company nor any Company Subsidiary has entered into any “reportable transaction” as defined in Treasury Regulation 1.6011-4.

Section 4.23.14    Neither the Company nor any Company Subsidiary has agreed, and is not required, to make, any adjustment under section 481(a) of the Code, and no Governmental Entity has proposed in writing any such adjustment or change in accounting method.

Section 4.23.15    Buyers shall not be liable or responsible for any Taxes of the Seller with respect to the Purchased Common Stock.

Section 4.24    Certain Business Relationships With Affiliates. Except as set forth in Section 4.22 of Exhibit C Seller’s Disclosure Schedule, (a) no Acquired Company is, or has in the two (2) years prior to a Closing been, a party to any contract with any Seller or any of Seller’s affiliates, or any current director, officer or employee of any of the Acquired Companies, (b) none of the current directors, officers of employees of the Acquired Companies is, or has in the two (2) years prior to a Closing been, a party to any contract with a Seller or any Seller’s affiliates (except for the Acquired Companies), (c) neither Seller nor any of their affiliates (except for the Acquired Companies) provide material services to any Acquired Company or (d) none of the Acquired Companies provides material services to Seller or any of their affiliates.

Section 4.25    Investment Advisor and Broker Dealer. No Acquired Company is an investment advisor or broker dealer.

Section 4.26    Insurance. All insurance policies of the Acquired Companies have been and are in full force and effect, all insurance premiums due thereon have been paid in full when due, and no notice of cancellation or termination has been issued or received by any of the Acquired Companies. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been canceled within two (2) years of a Closing and, to the Knowledge of Seller no threat has been made to cancel, or to materially increase the premium with respect to, any insurance policy of any of the Acquired Companies during such period.

Section 4.27    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Seller or the Acquired Companies.

Section 4.28    Capital Reserves. The Company has the Required Minimum Capital Reserves in the accounts of the Company.

Section 4.29    Indebtedness. Prior to the First Closing, the only liabilities the Company has are listed on the financial statements provided for closing.

Section 4.30    Rights of First Refusal and Company Consent. Prior to each Closing, Seller shall have received written waivers of any rights of first refusal with respect to or rights to purchase Seller’s Stock. Seller shall have received any consents of the Company that may be required, if any.

Section 4.31    Purchase of Other Stockholders’ Equity. Prior to the First Closing, Seller shall have entered into transactions to purchase all of the capital stock of the Company that any other stockholders of the Company hold or own in the Company.

Section 4.32    Disclosure. No representation or warranty of Seller in this Agreement and no statement in the Seller’s Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given by Seller pursuant to Section 6.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. Seller has no Knowledge of any fact or circumstance that has specific application to any Acquired Company (other than general economic or industry conditions) that could constitute a Material Adverse Effect that has not been set forth in this Agreement or the Seller’s Disclosure Schedule.

Article V

Representations and Warranties of Buyer

Except as set forth in the Disclosure Schedule delivered by Buyer to Seller concurrently with the execution of this Agreement and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”) (it being agreed that any matter disclosed pursuant to any section of the Buyer Disclosure Schedule shall be deemed disclosed for purposes of any other section of the Buyer Disclosure Schedule to the extent the applicability of the disclosure to such section is reasonably apparent), Buyer hereby represents and warrants to Seller as of the date hereof and as of each Closing Date as follows:

Section 5.1     Organization and Qualification. Buyer is a bank holding company duly organized, validly existing and in good standing under the laws of Guam. Buyer has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Material Adverse Effect.

Section 5.2     Authority; Enforceability. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Stockholders’ Agreement, to perform its obligations hereunder and under each such Ancillary Stockholders’ Agreement and to consummate the transactions contemplated by this Agreement that are to be consummated by Buyer. The execution and delivery of this Agreement and the Ancillary Stockholders’ Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity. Upon the execution and delivery by Buyer of the Ancillary Stockholders’ Agreement, the Ancillary Stockholders’ Agreement will, assuming due authorization, execution and delivery by Seller, constitute legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity.

Section 5.3     No Conflict; Required Filings and Consents.

Section 5.3.1    The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby, by Buyer will not, (a) conflict with or violate any provision of Buyer’s organizational and governing documents (b) assuming that all consents, approvals, authorizations and permits described in Section 5.3.2 have been obtained and all filings and notifications described in Section 5.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or (c) require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other legally binding obligation to which Buyer is party.

Section 5.3.2    The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as may be set forth on Section 5.3.2 of the Buyer Disclosure Schedule.

Section 5.4     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Buyer or any affiliate of Buyer.

Section 5.5     Financing. Buyer will have available to it at each Closing on an unconditional basis, all funds necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder.

Section 5.6    Securities. Buyer hereby acknowledges that the Company’s Common Stock are not registered under the Securities Act of 1933, as amended, or registered or qualified for sale under any applicable securities Law of the United States or any other country or any state or province of the United States or any other country and cannot be resold without registration thereunder or exemption therefrom. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Company’s Common Stock and has the ability to bear the economic risks of such investment.

Article VI

Covenants

Section 6.1    Cooperation; Consents. Seller shall cause the Acquired Companies to and Buyer shall do all things reasonably practicable and use commercially reasonable efforts to fulfill the conditions precedent to the other Party’s obligations under this Agreement; provided, that neither Buyer, Seller nor the Acquired Companies shall be required to make or cause to be made any payment to any third party to secure any Seller Consents. Without limiting the generality of the foregoing, the Parties shall cooperate with, and do all things reasonably requested to assist, one another: (a) in the prompt preparation and filing of any filings required by Law; (b) in determining whether action by or in respect of, or filing with, any Governmental Entity is required, proper or advisable or any actions, Seller Consents or waivers are required to be obtained from persons to any Material Contract, in connection with the transactions contemplated by this Agreement; and (c) in seeking to obtain any such actions, Seller Consents or waivers or to make any such filings in a timely fashion. The Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any other applicable Governmental Entity and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to applicable Law. Any such supplemental information shall be in substantial compliance with the requirements of the applicable Law. Each Party shall use its commercially reasonable efforts to obtain expiration or termination of the waiting period under Law or any Seller Consent required under such other applicable Law for the consummation of the transactions contemplated by this Agreement; provided, however, that Seller and Buyer acknowledge and agree that “commercially reasonable efforts” shall in no event include the sale of any assets or divestitures by Seller or Buyer. Filing fees required in connection with any filings and fees required to be paid to any other Governmental Entity shall be borne by Seller. All other fees, expenses and disbursements incurred in connection with the matters referred to in this Section 6.1 shall be borne by Seller. In carrying out their obligations under this Section 6.1, each of the Parties shall keep the other Party fully informed of all communications with any Governmental Entity and shall not submit or otherwise provide any information to such Governmental Entity without first having provided a reasonable opportunity to the other Party to comment upon such information and to participate in any meetings, telephone calls or other communications with such Governmental Entity.

Section 6.2    Access. Subject to the terms of the Confidentiality Agreement, after receiving written request from Buyer, Seller shall cause the Acquired Companies to afford Buyer reasonable access, at reasonable times during normal business hours, to the personnel, premises, properties, books and records, and other documents and financing, operating and other data of the Company and Company Subsidiaries that Buyer may reasonably request; provided, however, that (a) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business conducted by the Company or any Company Subsidiary; and (b) neither Seller nor the Company shall be required to (or cause any Company Subsidiary to) confer, afford such access or furnish such copies or other information to the extent that doing so would result in the loss of attorney-client privilege (provided, that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

Section 6.3    Public Announcements; Confidentiality.

Section 6.3.1    The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement and, except as may be required by applicable Law or any securities exchange on which the securities of a Party or an affiliate are listed, neither Party shall issue any such press release or make any such public statement without the prior written approval of the other Party (which approval will not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing or any contrary term contained in the Confidentiality Agreement, except as may be required by applicable Law or any securities exchange on which the securities of a Party or an affiliate are listed and except as provided in Section 6.3.2, neither Party shall disclose the terms of this Agreement without the prior written approval of the other Party (which approval will not be unreasonably withheld, delayed or conditioned).

Section 6.3.2    A Party may disclose the terms of this Agreement without the prior written approval of the other Party to (a) its respective affiliates and its and their respective directors, officers, employees, agents, consultants and other advisors and representatives, (b) in the case of Buyer only, to providers or proposed providers of debt or equity financing in connection with any financing of the transactions contemplated by this Agreement, and the respective directors, officers, employees, agents, consultants and other advisors and representatives of such financing providers and proposed financing providers, in the case of (a) and (b) in each case to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Stockholders’ Agreement or the financing of the transactions contemplated by this Agreement (the persons set forth in (a) and (b) being, collectively, the “Restricted Persons”), and (c) in the case of Buyer only, any subsequent acquirer or proposed acquirer of the issued share capital of Buyer or of all or substantially all of the businesses of Buyer. Each Party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 6.3 and will be responsible for any breach or violation of such obligations by its Restricted Persons.

Section 6.3.3    From and after each Closing, Seller will, and will cause each of its Restricted Persons to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other person, the Confidential Information, except as may be required by applicable Law or any securities exchange on which the securities of Seller or any of its Restricted Persons are listed.

Section 6.3.4    If a party or any of its respective Restricted Persons become compelled by applicable Law to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (a) give the other party immediate written notice of such requirement, (b) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (c) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the written opinion of its counsel, in form and substance reasonably acceptable to the other party, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

Section 6.4    Notice of Certain Matters. From the date hereof and on each October 1 and April 1 through the Third Closing, each Party (the “Disclosing Party”), upon obtaining knowledge of such matter, shall promptly give notice to the other Party of (a) the occurrence, or failure to occur of any event which occurrence or failure would be likely to cause any representation or warranty of the Disclosing Party contained in this Agreement to be untrue or inaccurate in a manner reasonably likely to result in the failure of a condition set forth in Article VII, and (b) any failure of the Disclosing Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement in a manner reasonably likely to result in the failure of a condition set forth in Article VII. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Seller’s Disclosure Schedule with respect to any event or matter arising or occurring after the date of this Agreement (the “Supplemental Disclosures”). In any such event, unless this Agreement is terminated pursuant to Article VIII prior to the Closing, each Supplemental Disclosure shall be deemed to have modified and qualified the representations and/or warranties made by Seller, insofar only as such representations and/or warranties are made as of the relevant Closing Date. No Supplemental Disclosure or other notice under this Section 6.4 shall be effective to modify or qualify any representation and/or warranty made by Seller as of the date of this Agreement or any preceding Closing Date and the rights of Buyer in respect of such representations and/or warranties shall survive the relevant Closing. Notwithstanding the foregoing, no notice under this Section 6.4 shall be deemed to have modified any representation and/or warranty or cured any breach of covenant for purposes of determining the satisfaction of the conditions set forth in Article VII or a Party’s right to terminate this Agreement pursuant to Article VIII.

Section 6.5    Investigation by Buyer. Seller acknowledge that Buyer has entered into this Agreement on the basis of and in reliance upon the representations and warranties made by Seller in this Agreement and has been induced by them to enter into this Agreement. None of the representations and warranties made by Seller in this Agreement shall be deemed in any way modified or discharged by reason of any review, analysis, investigation or inquiry made or to be made by or on behalf of Buyer.

Section 6.6    ASC Philippines. Seller shall bear and pay all costs associated with dissolution and liquidation of ASC Philippines.

Article VII

Closing Conditions

Section 7.1    Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to each Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 11.14 and applicable Law:

Section 7.1.1    No Order. No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), and there must not have been commenced or threatened any proceeding, in each case that prevents or prohibits, or could prevent or prohibit, consummation of the transactions contemplated by this Agreement; provided, however, that the condition in this Section 7.1.1 shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 6.1 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

Section 7.1.2    Governmental Approvals. All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of a Closing, if any, shall have been obtained, and all filings required by Law shall have been made and any required waiting period thereunder shall have expired or been earlier terminated.

Section 7.2    Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are also subject to the satisfaction at or prior to each Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Section 11.14 and applicable Law:

Section 7.2.1    Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of each Closing Date in all respects. Buyer shall have received a certificate of Seller, executed by a duly authorized officer of Seller, to that effect.

Section 7.2.2    Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Buyer shall have received a certificate of Seller to that effect.

Section 7.2.3    Authorizing Resolutions. If any Seller is an entity, such Seller shall have delivered to Buyer a certified copy of the minutes of a duly convened and held meeting of the directors, managers or similar authority of such Seller or a duly constituted committee of that board resolving to approve and effect the transactions contemplated by this Agreement.

Section 7.2.4    Board Approval. Prior to each Closing, Buyer shall receive the approval of the board of the directors of the Buyer approving the transactions contemplated by this Agreement to take place at each Closing.

Section 7.2.5    Consents. Each of the consents listed in Section 7.2.5 of the Seller’s Disclosure Schedule must have been obtained and must be in full force and effect.

Section 7.2.6    No Material Adverse Effect. On each Closing Date, there must not have been any Material Adverse Effect.

Section 7.2.7    Stockholders Agreement. A stockholders agreement duly executed by the stockholders, including the Buyer, of the Company (“Stockholders Agreement”), in accordance with the terms attached hereto as Exhibit “A”.

Section 7.2.8    Indebtedness. All Indebtedness, other than trade credit arising in the Ordinary Course of Business, of the Acquired Companies existing prior to the First Closing has been and will be paid off and terminated.

Section 7.2.9    ASC Philippines. The Company shall have dissolved and liquidated ASC Philippines, a wholly owned subsidiary of ASC, prior to the First Closing. In addition, the Company shall have in place agreements that provides that that the Seller shall bear all cost and expense associated with such dissolution and liquidation, in Buyer’s sole discretion.

Section 7.2.10    Key Management. All key management, as determined by Buyer in its sole discretion, shall be employed by the Company. Donald, Clark, Gabrielle Bamba, Candy Okuhama and David John shall have entered into employment agreements with the Company.

Section 7.2.11    Directors. Buyer shall nominate a member to the board of directors of the Company to be appointed to the board of directors of the Company concurrently with the First Closing.

Section 7.2.12    Due Diligence. Buyer has completed and is satisfied, in its sole discretion, with its due diligence with the Company.

Section 7.2.13    Rights of First Refusal. Any rights of first refusal or restrictions on transfer with respect to Seller’s Stock shall have been waived and delivered to Buyer.

If the conditions in this Section 7.2 are not satisfied and the Second Closing does not take place due to the failure of such conditions with respect to the Second Closing, Buyer may still effectuate the transactions contemplated by the Third Closing pursuant to the terms of this Agreement or elect to terminate this Agreement pursuant to Article VIII.

Section 7.3    Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are also subject to the satisfaction at or prior to each Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by Section 11.14 and applicable Law:

Section 7.3.1    Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of each Closing Date in all respects. Seller shall have received a certificate of Buyer, executed by an authorized officer of Buyer, to that effect.

Section 7.3.2    Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Seller shall have received a certificate of Buyer, executed by an authorized officer of Buyer, to that effect.

Section 7.3.3    Closing Payments. Buyer shall have made (or shall have caused to be made) the payments required to be made pursuant to Section 3.1.

Section 7.3.4    Stockholders Agreement. A Stockholders Agreement duly executed by the stockholders, including the Seller, of the Company.

If the conditions in this Section 7.3 are not satisfied and the Second Closing does not take place due to the failure of such conditions with respect to the Second Closing, Seller may still effectuate the transactions contemplated by the Third Closing pursuant to the terms of this Agreement or elect to terminate this Agreement pursuant to Article VIII.

Article VIII

Termination, Amendment and Waiver

Section 8.1    Termination. This Agreement may be terminated at any time prior to the Third Closing by either the Seller or the Buyer, in their sole discretion.

Section 8.2    Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and of no further force and effect whatsoever and there shall be no liability or obligation on the part of Seller or Buyer or their respective affiliates, subsidiaries or Representatives with respect to this Agreement, except (a) with respect to Section 6.3, this Section 8.2 and Article XI which shall survive any termination or expiration of this Agreement, (b) with respect to any liabilities or damages incurred or suffered by a Party as a result of the willful and material breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or (c) with respect to any liabilities or damages incurred or suffered by a Party as a breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement with respect to a Closing that was previously consummated. In addition, nothing in this Section 8.1 shall limit or prohibit any Party from seeking, receiving and enforcing specific performance pursuant to Section 11.12 of this Agreement

Article IX

Tax Matters

Section 9.1    Transfer Taxes. All Transfer Taxes shall be paid 50% by Buyer and 50% by Seller. Seller and Buyer shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such Transfer Taxes as may be required by applicable Law.

Article X

Indemnification

Section 10.1    Survival of Representations and Warranties and Covenants. To the extent that the representations, warranties, agreements and covenants of the Parties contained in this Agreement are to survive the Closing, they shall survive for the applicable respective periods set forth in this Section 10.1 (each a “Survival Period”), and any and all claims and causes of action for indemnification under this Article X arising out of the inaccuracy or breach of any representation, warranty, agreement or covenant of a Party must be made prior to the termination of the applicable Survival Period. The Parties agree that all of the representations, warranties, agreements and covenants of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article X shall survive as follows:

Section 10.1.1    all representations and warranties of the Parties shall survive until the date falling eighteen (18) months after a Closing Date; provided, however, that (a) any Seller’s Title, Authorization and Brokers’ Warranty and representations and warranties set forth in Sections 4.23, 4.26 and 4.27 shall survive indefinitely, (b) any fraud or intentional misrepresentation shall survive indefinitely and (c) the representations and warranties set forth in Sections 4.12, 4.13, 4.16 and 4.21 shall survive until the expiration of the applicable stature of limitations;

Section 10.1.2    all covenants, agreements and obligations which by their terms do not contemplate performance after a Closing, shall terminate at the applicable Closing Date and shall not survive a Closing; and

Section 10.1.3    all covenants, agreements and obligations which by their terms contemplate performance after a Closing and expire upon a date certain shall survive until such date certain, and those which do not expire upon a date certain shall survive a Closing in accordance with their terms indefinitely.

Notwithstanding the foregoing (a) any obligations to indemnify, defend and hold harmless pursuant to Section 10.2 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable Survival Period, previously made a claim by delivering a notice of such claim (stating in reasonable detail, to the extent known by the Indemnified Party, the basis of such claim) to the Indemnifying Party in accordance with Section 10.3 and (b) this Section 10.1 shall not limit any covenant or agreement of the Parties which contemplates performance after a Closing.

Section 10.2    Obligation to Indemnify.

Section 10.2.1    Subject to the limitations set forth in this Article X, if a Closing occurs, Seller agree to jointly and severally indemnify, defend and hold harmless Buyer and its directors, officers, employees, affiliates, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitee”), from and against all Losses resulting from:

Section 10.2.1.1    any inaccuracy in or breach of any of the representations and warranties in Article IV;

Section 10.2.1.2    any breach of any of the covenants and agreements of Seller contained in this Agreement,

Section 10.2.1.3    any cost and expense incurred by the Buyer or the Company with respect to the dissolution or liquidation of ASC Philippines; and

Section 10.2.1.4    any proceedings, demands or assessment incidental to any of the matters set forth in Sections 10.2.1.1 or 10.2.1.2 above.

For purposes of this Section 10.2.1, any inaccuracy in, or breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by Seller, and the amount of any Losses associated therewith, will be determined without regard to any materiality, material adverse effect or similar qualification.

Section 10.2.2    Subject to the limitations set forth in this Article X, if the Closing occurs, Buyer agrees to indemnify, defend and hold harmless Seller and its stockholders, directors, officers, employees, affiliates, heirs, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitee”), from and against all Losses resulting from:

Section 10.2.2.1    any inaccuracy in or breach of any of the representations and warranties contained in Article V;

Section 10.2.2.2    any breach of any of the covenants and agreements of Buyer contained in this Agreement; and

Section 10.2.2.3    any proceedings, demands or assessment incidental to any of the matters set forth in Sections 10.2.2.1 or 10.2.2.2 above.

For purposes of this Section 10.2.2, any inaccuracy in, or breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by Buyer, and the amount of any Losses associated therewith, will be determined without regard to any materiality, material adverse effect or similar qualification.

Section 10.2.3

(a)    The Buyer Indemnitee shall be indemnified pursuant to Sections 10.2.1.1 to the extent that the aggregate Losses incurred by the Buyer Indemnitee in connection with such clause exceeds $10,000 (the “Buyer Indemnification Deductible”) and, in such event, indemnification shall be made by Seller only to the extent of such excess, except with respect to indemnification claims related to (i) Seller’s Title, Authorization and Brokers’ Warranty, (ii) any fraud or intentional misrepresentation and (iii) the representations and warranties set forth in Sections 4.6, 4.19, 4.21, 4.23, 4.26 and 4.27 each of which shall not be subject to the Buyer Indemnification Deductible.

(b)    The aggregate cumulative and total amount for which Seller shall be liable under Sections 10.2.1.1 shall in no event exceed the Purchase Price, except with respect to indemnification claims related to (i) Buyer Title, Authorization and Brokers’ Warranty and (ii) any fraud or intentional misrepresentation which shall not have any limit.

Section 10.2.4

(a)    The Seller Indemnitee shall be indemnified pursuant to Sections 10.2.2.1 to the extent that the aggregate Losses incurred by the Seller Indemnitee in connection with such clause exceeds $10,000 (“Seller Indemnification Deductible”) and, in such event, indemnification shall be made by Buyer only to the extent of such excess, except with respect to indemnification claims related to (i) Seller’s Title, Authorization and Brokers’ Warranty, (ii) any fraud or intentional misrepresentation and (iii) the representations and warranties set forth in any Buyer Title, Authorization and Brokers’ Warranty, each of which shall not be subject to the Seller Indemnification Deductible.

(b)    The aggregate cumulative and total amount for which Buyer shall be liable under Sections 10.2.2.1 shall in no event exceed the Purchase Price.

Section 10.2.5    Notwithstanding anything herein to the contrary, no person shall, in any event, be liable under this Article X to any other person for, and the term “Losses” shall not include, any punitive damages of such other person relating to the breach or alleged breach hereof; provided, however, this Section 10.2.5 does not limit the right of the Buyer Indemnitee or Seller Indemnitee (as the case may be) to obtain indemnity hereunder to the extent that claims of third persons, for which the Buyer Indemnitee or Seller Indemnitee (as the case may be) is otherwise entitled to indemnity under this Article X, have been resolved by judgment, settlement or other obligation to pay any of the types of damages listed in the first part of this sentence

Section 10.2.6    No Party shall be entitled to indemnification under this Article X for any Losses with respect to any covenant or condition waived by the other Party on or prior to the Closing.

Section 10.2.7    The amount of any Losses under Article X sustained by a Buyer Indemnitee or a Seller Indemnitee shall be reduced by any amount received by such Buyer Indemnitee or Seller Indemnitee with respect thereto under any insurance coverage or from any other person, and by the amount of any Tax benefit actually recognized within two (2) years of an applicable Closing Date by the Indemnified Party with respect to the Loss. If a Buyer Indemnitee or Seller Indemnitee recognizes a Tax benefit or receives an amount under insurance coverage or from such other person with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article X, then such Buyer Indemnitee or Seller Indemnitee shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Buyer Indemnitee or Seller Indemnitee, as applicable (less any reasonable costs of recovery in respect thereof).

Section 10.2.8    Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any right to set-off any Losses under this Article X against any payments to be made by such Party pursuant to this Agreement or any other agreement among the Parties.

Section 10.3    Claims Notice. In the event that either a Buyer Indemnitee or a Seller Indemnitee wishes to assert a claim for indemnification hereunder, such Party seeking indemnification (the “Indemnified Party”) shall deliver written notice (a “Claims Notice”) to the other Party (the “Indemnifying Party”), specifying the facts constituting the basis for, and the amount (if known) of, the claim asserted.

Section 10.4    Right to Contest Claims of Third Parties.

Section 10.4.1    The Indemnifying Party shall have the right, but not the obligation, upon written notice to be provided to the Indemnified Party within thirty (30) after the Indemnifying Party’s receipt of the relevant Claims Notice, to investigate, contest, assume the defense of or settle any claim or demand made, or any action, proceeding or investigation instituted, by any person not a party to this Agreement (a “Third Party Claimant”) that may result in a Loss with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Article X (a “Third Party Claim”); provided, that the Indemnifying Party (a) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article X without contest or objection, and (b) appoints counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party; provided further, that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third Party Claim through Representatives and counsel of its own choosing, cost and expense; and provided further, that the Indemnifying Party shall not settle any Third Party Claim unless (i) such settlement is on exclusively monetary terms, or (ii) the Indemnified Party shall have consented to the terms of such settlement, which consent shall not be unreasonably withheld or delayed. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any settlement effected without its consent. If requested by the Indemnifying Party, the Indemnified Party will cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim or, if appropriate and related to the Third Party Claim in question, in making at the sole cost and expense of the Indemnifying Party any counterclaim against the Third Party Claimant, or any cross complaint against any person. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above). Provided the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall not settle, compromise or pay any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right in good faith to settle, compromise or pay any Third Party Claim for which it seeks indemnification hereunder without prior notice to or consent of the Indemnifying Party.

Section 10.4.2    The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Third Party Claim which it has not elected to assume the defense of with its own counsel and at its own expense.

Section 10.4.3    Notwithstanding the foregoing, in no event may the Indemnifying Party assume, maintain control of or participate in the defense of any Third Party Claim involving criminal liability, Taxes or in which any relief other than monetary damages is sought against the Indemnified Party.

Section 10.5    Indemnification Payments. Any payment under this Article X shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Tax Law and shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing. Any indemnification of a Buyer Indemnitee pursuant to this Article X will be jointly and severally satisfied directly by Seller.

Section 10.6    Exclusive Remedy. Following the Closing, except as otherwise set forth in this Agreement, the indemnities provided for in this Article X shall be the exclusive remedies of the Parties and their respective officers, directors, employees, affiliates, agents, representatives, successors and permitted assigns for any breach of or inaccuracy in any representation or warranty, any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the Parties shall not be entitled to rescission of this Agreement or to any further contract, tort or indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive. Notwithstanding the foregoing, the parties shall have, in addition, to the indemnities provided for in this Article X, such equitable remedies to which such parties may be otherwise entitled, including without limitation the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief.

Article XI

Miscellaneous and General Provisions

Section 11.1    Fees and Expenses. Subject to Section 8.2 of this Agreement, all costs and expenses incurred by the Parties hereto in connection with this Agreement shall be borne solely and entirely by the Party which has incurred the same.

Section 11.2    Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Seller, addressed Seller at:

David J. John

120 Father Duenas Avenue, Suite 110

Hagatna, Guam 96910

Tel: (671) 477-2724

E-Mail: David.John@ASCTrust.com

with a copy to:

Dooley Roberts & Fowler LLP

Suite 201, Orlean Pacific Plaza

866 South Marine Corp. Drive

Tamuning, Guam 96913

Tel: (671) 646-1222

Fax: (671) 646-1223

E-Mail: dooley@guamlawoffice.com

Attention: David Dooley

If to Buyer, addressed to it at:

BankGuam Holding Company

Attn: Lourdes A. Leon Guerrero and Danilo M. Rapadas

111 W. Chalan Santo Papa

Hagatna, Guam 96910

Tel: (671) 472-5300

E-Mail: drapadas@bankguam.com

with a copy to:

Clark Hill PLC

150 North Michigan Ave.

Chicago, Illinois, 60601

Tel: (312) 985-5900

Fax: (312) 985-5999

E-Mail: tsouthwell@clarkhill.com and tbrooks@clarkhill.com

Attention: Todd R. Southwell and Thomas A. Brooks

Section 11.3    Headings. Section headings herein are established for convenience of reference only and shall not be control or affect the meaning, interpretation or construction of this Agreement.

Section 11.4    Severability. If any provision of this Agreement, as applied to any part or to any circumstances, shall be adjudged by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstance or the validity or enforceability of this Agreement.

Section 11.5    Entire Agreement. This Agreement and the Exhibits hereto and all documents delivered pursuant hereto constitute the final, entire, complete and exclusive agreement between the parties hereto pertaining to the subject matter hereof and expressly supersede any and all prior written and oral agreements and understandings between the parties hereto with respect to the subject matter hereof and thereof.

Section 11.6    Assignment. Neither Party hereto may assign any of his respective duties or obligations under this Agreement without the express written consent of the other Party; except that Buyer may, without the consent of Seller but after providing notice to Seller, assign any of its rights and delegate any of its obligations under this Agreement to any entity that is an Affiliate of Buyer, or to any subsequent acquirer of all or substantially all of the assets of Buyer and may assign any of its rights under this Agreement as collateral security for any lender providing financing to Buyer. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other Person any right or remedy under or by reason of this Agreement.

Section 11.7    Parties in Interest. Except as set forth in Article X, nothing in this Agreement is intended or shall be construed to give any person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.8    Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the Parties.

Section 11.9    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 11.9.1    This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by, and construed in accordance with, the laws of the Territory of Guam, without giving effect to conflicts of laws principles that would result in the application of the law of any other country, territory or state.

Section 11.9.2    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the local courts of Guam or federal court of the United States of America, sitting in the District of Guam, and any appellate court from any thereof, in any actions arising out of or relating to this Agreement and any transactions contemplated hereby for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action in the federal courts located in the Territory of Guam, and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in the federal courts located in the Territory of Guam. Each of the parties hereto agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 11.9.3    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.3.

Section 11.10    Disclosure. The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Nothing disclosed in any disclosure schedule is intended to or shall be deemed to broaden the scope of any representation or warranty contained in this Agreement.

Section 11.11    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.12    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any valid termination of this Agreement as provided in Section 8.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any local or federal court in the Territory of Guam having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13    Amendment. No amendment of this Agreement or any provision of this Agreement shall be valid unless such amendment is in writing and signed by Seller and Buyer.

Section 11.14    Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.15    Further Assurances. From and after the Closing, each of the parties hereto shall use their commercially reasonable efforts to deliver or cause to be delivered such additional documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable to make effective the transactions contemplated hereby and to carry out the provisions hereof.

Section 11.16    Other Definitional Provisions. Section 11.16.1    When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated.

Section 11.16.2    Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

Section 11.16.3    The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 11.16.4    All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

Section 11.16.5    The terms defined in the singular have comparable meanings when used in the plural, and vice versa.

Section 11.16.6    Words of one gender include the other gender.

Section 11.16.7    Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws.

Section 11.16.8    References to a person are also to its successors and permitted assigns.

Section 11.16.9    The term “dollars” and “$” means United States dollars.

Section 11.16.10    The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

Section 11.17    Time is of Essence. Time is of the essence of this Agreement and all of the respective obligations of the Parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

BankGuam Holding Company
“Buyer”

By:	/s/ Lourdes Leon Guerrero
Lourdes A. Leon Guerrero
President & Chair

David J. John
“Seller”

/s/ David J. John

GUAM, U.S.A.	)
	)	ss:
CITY OF HAGATNA	)

ON THIS 27th day of May, 2016, before me, a Notary Public in and for Guam, U.S.A., personally appeared LOURDES A. LEON GUERRERO, known to me to be the person whose name is subscribed to the foregoing instrument, and he acknowledged to me that he executed the same as his free and voluntary act for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Racine M. Santos
RACINE M. SANTOS
NOTARY PUBLIC

GUAM, U.S.A.	)
	)	ss:
CITY OF HAGATNA	)

ON THIS 27th day of May, 2016, before me, a Notary Public in and for Guam, U.S.A., personally appeared DAVID J. JOHN, known to me to be the person whose name is subscribed to the foregoing instrument, and he acknowledged to me that he executed the same as his free and voluntary act for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Racine M. Santos
RACINE M. SANTOS
NOTARY PUBLIC

EXHIBIT “A”

Stockholders Agreement Terms

In connection with the Stock Purchase Agreement between David J. John (“Seller” )and BankGuam Holding Company (“Buyer” and “BGHC”), who together (“Parties”) will control in excess of 50% of Capital Stock of ASC Trust Corporation (“Parties”) outstanding agree to the following provisions meant to govern the actions and relationship among the parties after the First Closing. This governing document will be a stockholders agreement (“Stockholders Agreement”).

•	Board of Directors. Parties agree to elect:

•	At least one BGHC representative to the Board;

•	David J. John or his selected representative to the board.

•	Employment Contracts. Key management of ASC shall agree to continue with the company after the first closing. A five year employment contract will be offered to:

•	David J. John

•	Donald H. Clark

•	Gabrielle Bamba

•	Candy Okuhama

•	Financial Compensation. Mercer Capital’s Enterprise Value includes a structured bonus program for David John, in the amount of 12.5% of EBITDA. This amount will be covered in his employment contract.

•	ASC Philippines. Current management of ASC has agreed to shut down ASC Philippines. The target date for the shutdown of operations is March 31, 2016. However, loose ends will carry past the April 1, 2016 execution date. The existing shareholders of ACS, prior to the First Closing Date,will be responsible for any expenses associated with the office shutdown that occurs past the execution date. This would also hold true for any excess assets to be paid out and or tax deductions computed which would transfer to the existing shareholders.

•	Dividend Policy. The parties have agreed to implement a dividend policy equal to 80% of earnings paid to shareholders of record. The final policy will be implemented by the board after the First Closing.

•	Protective Provisions. The parties have agreed to modify ASC’s By Laws to require 80% shareholder approval to change any of the following:

•	Any borrowing,

•	Changes in the dividend policy,

•	Sale of material assets,

•	Issuance of additional shares,

•	Recapitalization of the Company,

•	Sale of Company Stock,

•	Change in compensation of key employees, and

•	Dissolution of the Company.

2

EXHIBIT “B”

Mercer Capital Valuation of Enterprise Value of ASC Trust Corporation

VALUATION OF 100% EQUITY INTEREST IN

# ASC Trust Corporation

*Hagatna, Guam*

MERCER CAPITAL
5100 Poplar Avenue, Suite 2600
Memphis, Tennessee 38137
901.685.2120 (p)
901.685.2199 (f)
www.mercercapital.com

VALUATION OF 100% EQUITY INTEREST IN
ASC Trust Corporation
Hagatna, Guam
AS OF November 1, 2015 REPORT DATED November 19, 2015
MERCER CAPITAL 5100 Poplar Avenue, Suite 2600 901.685.2120 (p) www.mercercapital.com
Memphis, Tennessee 38137 901.685.2199 (f)

November 19, 2015

Mr. Francisco M. Atalig

Chief Financial Officer

BankGuam Holding Company

111 Chalan Santo Papa

Hagatna, Guam 96932

Dear Mr. Atalig:

The enclosed analysis has been developed for the exclusive and confidential use of BankGuam Holding Company and its representatives. The report has been prepared by Mercer Capital Management, Inc. (“Mercer Capital”) and was made by and/or under the direct supervision of the undersigned. No one provided significant business or intangible asset appraisal assistance to those signing this report.

The reported analyses and calculations are limited only by the reported assumptions and limiting conditions, and represent our personal, impartial, and unbiased professional analyses and opinions. Estimates of value presented in this analysis apply only to the specific engagement, client, purpose, business interest, and time period described in the “Introduction.”

This analysis was prepared for the exclusive use of the client for the purpose, business interest, and time period described in the “Introduction.”

Only the client and its agents are entitled to rely upon this analysis; and said reliance is limited to the purpose, business interest, and time period described in the “Introduction.” No third party shall rely upon this work product, except as contemplated by the purpose indicated in the “Introduction.”

This analysis shall remain confidential except as disclosure is required to effect the purpose and intended use indicated in the “Introduction.” Possession of the original or copies of this work product does not carry with it right of publication. Copies of this analysis will be furnished to persons other than the client at the sole discretion of Mercer Capital and only with the client’s specific permission or direction, unless ordered by a court of competent jurisdiction.

Should this work product be presented or questioned in any proceeding, including, but not limited to any civil, criminal, governmental, regulatory, tax, or arbitration proceeding, client shall provide written notice to Mercer Capital.

No officer or employee of Mercer Capital is required to give testimony in court or be in attendance during any hearings or depositions with reference to this engagement. Professional fees for such services are independent of this engagement and are subject to arrangements made satisfactory to the client and Mercer Capital.

MERCER CAPITAL	5100 Poplar Avenue, Suite 2600	901.685.2120 (P)	www.mercercapital.com
	Memphis, Tennessee 38137	901.685.2199 (F)

Mercer Capital, its officers, and its staff have no present or prospective business interest in the subject entity and have no personal interest or bias with respect to the subject property or the parties involved. Mercer Capital’s engagement in this assignment was not contingent upon developing or reporting predetermined results. No benefits will accrue to Mercer Capital as a result of this engagement other than the professional fees previously agreed to by the client. Fees paid to Mercer Capital for the preparation of this report are neither dependent nor contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this analysis.

Sincerely,

MERCER CAPITAL

Jeff K. Davis, CFA

Managing Director

Brooks K. Hamner, CFA

Vice President

TABLE OF CONTENTS

INTRODUCTION	1

ASSIGNMENT DEFINITION	1
SUMMARY BUSINESS DESCRIPTION	2
CONTEMPLATED TRANSACTION	2
RANGE OF FAIR MARKET VALUE	3
STANDARD OF VALUE	3
LEVEL OF VALUE	4

OVERVIEW OF THE COMPANY	5

BUSINESS DESCRIPTION	5

HISTORICAL FINANCIAL STATEMENTS	7

SOURCES OF FINANCIAL STATEMENT DATA	7
NON-PUBLIC PEER GROUP FOR FINANCIAL PERFORMANCE COMPARISON	7
FINANCIAL STATEMENT REVIEW AND EARNING POWER DEVELOPMENT	8

DETERMINATION OF VALUE	11

ASSET-BASED APPROACH	11
INCOME APPROACH	11
Capitalization of Cash Flow Earning Power Method (using ACAPM)	11
Discounted Cash Flow Method	14
Cash Flow Forecast – Scenario 1 (no Government Contract)	15
Discount Rate- Scenario 1	15
Terminal Value – Scenario 1	15
Indicated Value - Discounted Cash Flow Method (Scenario 1)	16
Cash Flow Forecast – Scenario 2 (New Government Contract)	16
Discount Rate- Scenario 2	16
Terminal Value – Scenario 2	16
Indicated Value - Discounted Cash Flow Method (New Government Contract Scenario)	17
MARKET APPROACH	17
Transactions Method - Internal	17
Guideline Public Company Method	17
Guideline Transaction Method	18
Selected Market Transactions	18
RANGE OF FAIR MARKET VALUE	18

EXHIBITS

i

Introduction

ASSIGNMENT DEFINITION

Mercer Capital Management, Inc. (“Mercer Capital”) has been engaged to render the following valuation opinion:

Client Name	BankGuam Holding Company

Entity to be Valued	ASC Trust Corporation

Type of Entity	S Corporation

Principal Business Location	Hagatna, Guam

Business Interest Under Consideration	100% Equity Interest

Standard of Value	Fair Market Value

Premise of Value	Going Concern

Level of Value	Controlling Interest Basis[1]

Effective Date	November 1, 2015

Purpose & Intended Use	Potential Acquisition of ~75% of ASC’s Common Shares by BankGuam Holding Company

Scope of Work[2]	Calculations

[1]	As presently contemplated, the transaction would entail a phased cash acquisition in which the Company would initially acquire 25% of ASC followed by two separate transactions that would increase the ownership to approximately 75% on or about five years after the initial transaction. Since the ultimate goal is to acquire a majority of the Company’s equity, this analysis is being performed on a controlling interest basis.
[2]	American Society of Appraisers, ASA Business Valuation Standards© as revised (Revision published November 2009), “BVS-I, General Requirements for Developing a Business Valuation©,” pp. 5-7. As defined in BVS-I, there are three scopes of work which include: 1) Appraisal; 2) Limited Appraisal; and 3) Calculations. The objective of calculations is to provide an approximate indication of value based upon the performance of limited procedures agreed upon by the appraiser and the client.” Calculations have the following qualities: Their results may be expressed as either a single dollar amount or a range; they may be based upon consideration of only limited relevant information; the appraiser performs only limited information and analysis procedures; the calculations may be based upon conceptual approaches agreed upon with the client.

We have relied upon the referenced information, including management supplied projections, without independent verification. The valuation is therefore dependent upon the information provided. A material change in critical information relied upon in this analysis would be cause for a reassessment to determine the effect, if any, upon our opinion.

SUMMARY BUSINESS DESCRIPTION

ASC Trust Corporation (“ASC” or “the Company”) is an independently owned trust company headquartered in Hagatna, Guam. The Company provides retirement plan administration and consulting services both to Fortune 500 companies and small- and mid-sized businesses primarily in Guam and other areas of Micronesia. In addition to functioning as a third party administrator for plan design, compliance, and the like, ASC offers diversified investment options through Raymond James and Fidelity Investments. ASC reported $6.0 million in revenue for the latest twelve months (“LTM”) ended September 30, 2015. Assets under management (“AUM”) were $496 million as of September 30, 2015 while LTM management-related fees equated to 0.93% of average AUM. As discussed below, we developed a measure of ongoing earning power of $1.3 million from adjusted earnings before interest, depreciation, taxes and amortization (“EBITDA”). The earning power measure equates to an operating margin of about 21%.

CONTEMPLATED TRANSACTION

It is our understanding that management of BankGuam Holding Company (“BGHC”) has entered into discussions with ASC management regarding the potential acquisition of ASC by BGHC. As presently contemplated BGHC would acquire a controlling interest in ASC over five years via a three-step transaction that would entail the sequential purchase of about 25%, 24% and 25% of existing common shares. ASC would remain a separately chartered subsidiary of BGHC rather than become a subsidiary of BGHC’s primary subsidiary, Bank of Guam (“Bank”). ASC’s existing management would continue to run the company during the five-year transition period.

RANGE OF FAIR MARKET VALUE

The conclusions of enterprise value and common equity value are summarized below and in Exhibit 1. Enterprise value reflects the value of the Company before consideration of the capital structure (i.e., debt and equity), net working capital, and any non-operating assets. The conclusion of value for the common shares is derived by adjusting the enterprise value for cash, debt (minimal), required capital to maintain a separate charter ($500,000) and net working capital. The adjustments do not include a parcel of land that is carried on the balance sheet for $585 thousand that will be excluded from the transaction.

Range of Fair Market Value

Controlling Interest Basis

Enterprise Value[3]	$11,000,000 to $11,800,000
Equity Value	$11,500,000 to $12,300,000

STANDARD OF VALUE

Fair market value is defined as follows:

The price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.4

The willing seller and the willing buyer are hypothetical parties. Each is assumed to be well informed about the subject interest and the market context in which it might be transacted.

Fair market value is similarly defined in various sections of the Internal Revenue Code, related regulations and interpretations, including Revenue Ruling 59-60, Section 20.2031-1(b) of the Estate Tax Regulations, and Section 25.2512.1 of the Gift Tax Regulations.

[3]	Enterprise value is total equity value and interest-bearing debt balance less cash and marketable securities. Enterprise value is often described as a theoretical price for a potential target since many transactions include debt purchases without the accompanying payment for cash or excess assets.
[4]	American Society of Appraisers, ASA Business Valuation Standards© (Revision published November 2009), “Definitions,” p. 27.

LEVEL OF VALUE

Valuation theory suggests that there are various “levels” of value applicable to a business or business ownership interest. The levels of value can be described as:5

•	Controlling interest basis (levels) refers to the value of the enterprise as a whole. The controlling interest level of value is considered to include two components, the financial control level and the strategic control level.

•	Marketable minority interest basis (level) refers to the value of a minority interest, lacking control, but enjoying the benefit of liquidity as if it were freely tradable in an active market. The marketable minority level of value is also on an enterprise level of value, meaning that it is developed based on 100% of the expected cash flows of the enterprise.

•	Nonmarketable minority interest basis (level) refers to the value of a minority interest, lacking both control and market liquidity.

The relationship between these three levels of value is depicted in the following chart. Traditionally, valuation professionals did not distinguish between financial control and strategic control concepts. The traditional levels of value chart is shown on the left. The updated chart showing the four levels of value is on the right. The valuation of ASC is prepared on the controlling interest basis given the contemplated transaction in which ~75% of the Company’s shares will be acquired by BGHC.

[5]	Mercer, Z. Christopher and Travis W. Harms. Business Valuation: An Integrated Theory, Second Edition. John Wiley & Sons, Inc. 2008. See Chapter 3.

Overview of the Company

BUSINESS DESCRIPTION

The Company was founded in 1990 as a transaction advisory firm called Administrative Services Corporation. A few years after its formation, ASC’s leadership saw a need for retirement plan services on Guam and began focusing more on asset management and related consulting services for pension plans and their participants. As of the valuation date the Company managed approximately $520 million in client assets for over 300 pension plans and 20,000 participants, making it the largest retirement fund manager in Guam.

The Company is currently managed by its President and Director of Asset Management, David John, along with a team of seasoned professionals each tasked with heading up a particular department. Mr. John owns 79.3% of the Company’s 4,000 outstanding common shares. ASC’s management team is young but experienced with no immediate plans for retirement or named successors. The Company employs over 60 people across its three locations in Hagatna, Guam, Manilia, Philippines, and Saipan with most of its staff working from its corporate headquarters in Hagatna. Management noted that ASC is adequately staffed for current operations.

As a third party administrative and recordkeeping firm, the Company provides plan design and compliance services, trustee services, asset allocation, and performance reporting. ASC outsources its custodial and investment consulting services to Fidelity and Raymond James, respectively, so it can focus on providing quality administrative services to its clients. The current fee structure entails a sliding scale of 0.30% to 1.00% of plan assets for administration and 0.80% for asset allocation within the collective investment trust. Management noted that it has reduced fees since 2010 to strengthen the Company’s competitive position by making it less attractive for stateside competitors to enter the market in addition to normal pricing pressure from clients. In 2012, the stated fee structure entailed 0.60% to 1.00% for plan administration and 1.00% for asset allocation services.

The Company has some customer concentrations with its top ten client relationships comprising nearly half of its AUM but only 25% of revenue because many of these larger accounts have negotiated fees. (Bank of Guam accounted for 2.4% of revenues.) Management noted that the Company maintains good relations with these clients and believes it has little risk of losing these accounts in the foreseeable future.

The Company has a relatively low amount of competition on Guam and has significant market share in administering the island’s retirement assets. Management noted that ASC’s competitive strengths include its strong ties to the local community, plan expertise, and superior customer service. Despite its high market share, management sees significant opportunity in regional governments realigning their retirement plans into defined contribution arrangements in addition to some economic tailwind from tourism and military spending in the local economy. Management indicated there was some risk of a larger pension provider entering the market, but the size of the market and ASC’s competitive fee structure would likely preclude this from happening.

Table 1—Client Asset Flows and Demographics

	Budget 2015	For the Fiscal Years Ended December 31
		2014	2013	2012	2011	2010
Beginning AUM	498,821	464,496	410,488	344,816	314,440	na
Contributions	80,000	70,987	66,755	58,419	56,355	49,118
Distributions	-55,000	-47,916	-53,456	-41,508	-32,723	-29,004
Net Takeovers	-2,750	-2,030	4,632	24,765	20,815	0

Total Net Flows	22,250	21,041	17,931	41,677	44,447	20,114
Change in Market Value	-1,071	13,283	36,077	23,996	-14,071	na
Ending AUM	520,000	498,821	464,496	410,488	344,816	314,440
Approx Average AUM	505,000	481,659	437,492	377,652	329,628	314,440
Effective Realized Fee	0.93%	0.93%	1.00%	1.10%	1.08%	na

Management Fee	4,690	4,478	4,384	4,153	3,561	2,854

Participants	22,984	21,547	20,583	19,755	17,424	16,045
Average Balance	$21,972	$22,354	$21,255	$19,117	$18,918	$19,597
Plans	333	307	274	238	206	201
Participants Per Plans	69	70	75	83	85	80

Source: Company reports

Historical Financial Statements

Schedules 1-6 present historical financial statements and related analyses for the fiscal years ended December 31, 2010 to 2014 and the nine months ended September 30, 2015. The exhibits are summarized below for ease of reference.

Schedule 1	Historical Balance Sheets

Schedule 1a	Supplemental Notes to Balance Sheets

Schedule 2	Historical Percentage Balance Sheets

Schedule 3	Historical Income Statements

Schedule 3a	Supplemental Notes to Income Statement

Schedule 4	Historical Percentage Income Statements

Schedule 4a	Year-to-Year Growth in Income Statement Components

Schedule 5	Reconciliation of Shareholders’ Equity

Schedule 6	Historical Cash Flow Statements

SOURCES OF FINANCIAL STATEMENT DATA

The Company’s financial statements were audited by Ernst & Young LLP in Tamuning, Guam for the 2010 to 2014 fiscal years and prepared by management for the nine months ended September 30, 2014 and 2015.

NON-PUBLIC PEER GROUP FOR FINANCIAL PERFORMANCE COMPARISON

A comparison with industry financial measures available from non-public company sources was obtained through review of Annual Statement Studies published by Risk Management Association (“RMA”). RMA compiled average percentage income statements and balance sheets and key financial ratios of investment advisors. The RMA data provides a limited comparative perspective; strict comparisons should be made with caution.

FINANCIAL STATEMENT REVIEW AND EARNING POWER DEVELOPMENT

Balance Sheets. Excluding participant assets and mirror liabilities, the balance sheet can be described as liquid and nearly debt-free. As discussed in the valuation section, not all of the liquidity constitutes a non-operating asset because $500 thousand is needed to meet capital requirements. The Company’s liquidity cycle reflects a build-up in cash during the year, then a reduction at or near year-end when bonus payments and tax-related distributions are made.

Included in net fixed assets of $827 thousand as of September 30, 2015, is a parcel of land located in Hagatna that was acquired several years ago for $585 thousand in anticipation of development; however, management elected not to proceed with development in 2014, which resulted in the write-off of $185 thousand of capitalized costs (classified as construction-in-progress).

Income Statements. Table 1 reflects summary operating metrics from historical and adjusted income statements (Exhibit 2 and Schedule 3). Revenues increased 47% between 2010 and the LTM period-ended September 30, 2015 to $6.0 million. Although period-end AUM increased 59% over this period to $499 million, realized fees declined due to management’s decision to reduce fees to improve the Company’s competitive position.    Management’s 2015 budget projects a 2% increase in revenues to $5.8 million due to asset growth.

Reported pretax income ranged between $581 thousand (2013) and $896 thousand (2010). Management’s 2015 budget projects unadjusted pretax income of $975 thousand. In Exhibit 2 we adjusted the historical financial statements and the 2015 budget for unusual items and compensation that will be impacted by the transaction in order to examine trends in core earnings and to develop a measure of earning power. These adjustments include:

a)	100% of CEO John’s bonus was deducted from reported operating expenses in order to make a normalizing adjustment once initial EBITDA is derived;

b)	$75 thousand of non-recurring legal expense incurred in the LTM period and budgeted for 2015 was deducted given the limited period step-up in the expense; and

c)	$185 thousand of expense incurred in 4Q14 to write-off of capitalized costs associated with the parcel of land that will not be developed was eliminated because it is a non-cash, non-recurring charge.

As shown in Table 1 and Exhibit 2, adjusted pretax income excluding unusual items and CEO John’s bonuses was $1.3 million in 2010, declined to $978 thousand in 2012 as expenses rose with expansion of the business, and has since climbed to $1.3 million in the LTM period as both revenues and operating leverage increased. The adjusted budget reflects further improvement to $1.5 million.

In order to develop adjusted EBITDA we made the following additional adjustments:

d)	Interest expense and income were respectively, added and subtracted, from adjusted pre-tax income;

e)	Depreciation expense was added to adjusted pre-tax income; and

f)	Management’s bonus compensation was adjusted to 12.5% of EBITDA before the owner’s bonus for each period based upon our understanding that the agreement will have a variable bonus structure based on the referenced percentage.

Adjusted EBITDA followed a similar trajectory as adjusted pretax income, declining from $1.3 million in 2010 to $1.0 million in 2012, and then rebounding to $1.2 million in the LTM period. Management’s 2015 budget as adjusted projects improvement to $1.4 million. The adjusted EBITDA margins of 20.5% for the LTM period and 23.3% for the 2015 budget compare to 26.2% for the peer group margin.

Table 2–Income Summary and Operating Metrics

	Ongoing	Budget 2015	LTM 09/30/15	For the Fiscal Years Ended December 31
				2014	2013	2012	2011	2010
Income Summary ($000)
Reported AUM (Year-End)	$521,000	$521,000	$496,174	$498,821	$464,496	$410,488	$344,816	$314,440
Approximate Average AUM	510,000	513,000	505,156	481,659	437,492	377,652	329,628	314,440
Effective Realized Fee	0.90%	0.92%	0.93%	0.93%	1.00%	1.10%	1.08%	na

Reported Management Fee	4,590	4,694	4,690	4,478	4,384	4,153	3,561	2,854
Total Revenue	5,855	5,843	5,955	5,800	5,657	5,690	4,910	4,042
Adj Operating Expense	4,525	4,358	4,646	4,530	4,562	4,657	3,677	2,816
Adj Pre-Tax Income	1,323	1,460	1,272	1,268	1,057	978	1,249	1,331
Reported Pre-Tax Income		848	732	804	582	758	629	896
Adj EBITDA bef Mng’t Bonus	1,420	1,557	1,398	1,409	1,222	1,156	1,409	1,458
- Adj Bonus per Mng’t @ 12.5%	-177	-195	-175	-176	-153	-145	-176	-182

Adj EBITDA after Owner’s Bonus	$1,242	$1,362	$1,223	$1,233	$1,069	$1,012	$1,233	$1,275

Margin Analysis
Reported EBITDA Margin		16.2%	17.5%	19.5%	13.2%	16.5%	16.1%	25.3%
Adj EBITDA bef Mng’t Bonus	24.3%	26.6%	23.5%	24.3%	21.6%	20.3%	28.7%	36.1%
Adj EBITDA after Owner’s Bonus	21.2%	23.3%	20.5%	21.3%	18.9%	17.8%	25.1%	31.6%
Y/Y Growth Analysis
Year-End AUM		4.4%	-0.5%	7.4%	13.2%	19.0%	9.7%
Revenue		0.7%	2.7%	2.5%	-0.6%	15.9%	21.5%
Adj EBITDA bef Mng’t Bonus		10.5%	-0.8%	15.3%	5.7%	-18.0%	-3.3%
Adj EBITDA after Owner’s Bonus		10.5%	-0.8%	15.3%	5.7%	-18.0%	-3.3%

Source: Company 2010-2014 audits, internal financial statements as of September 30, 2015 and the 2015 budget

Ongoing Earning Power. For purposes of the valuation we have derived ongoing earning power. It is not a specific forecast of any subsequent period’s net income; rather, it only represents one component of a single-period capitalization of earnings valuation method. An asset manager’s ongoing earnings power is a function of its current AUM balance, expected fee pricing, and operating expense structure at the valuation date.

As shown in Exhibit 2, we assume base revenues of $5.9 million given current average AUM of about $510 million and a slightly lower AUM fee of 0.90%. After deducting operating expenses and making adjustments for compensation and the non-recurring legal expense, ongoing earning power as measured by EBITDA is $1.2 million (21.2% margin).

Determination of Value

The American Society of Appraisers recognizes three general approaches to valuation.6 Within each approach the appraiser may apply various appraisal methods. The valuation methods used are considered by the appraiser to be those most appropriate to the present valuation. The selected methods are summarized in Exhibits 1 through 12 (“the valuation exhibits”) and discussed in the following sections.

ASSET-BASED APPROACH

The asset-based approach is a general way of determining a value indication of a business, business ownership interest, or security using one or more methods based on the value of the assets net of liabilities. Asset-based valuation methods include those methods that seek to write up (or down) or otherwise adjust the various tangible and intangible assets of an enterprise. Methodologies employed under the asset-based approach are not relevant to the valuation of a professional services enterprise such as the Company.

INCOME APPROACH

The income approach is a general way of determining a value indication of a business, business ownership interest, security or intangible asset using one or more methods that convert anticipated economic benefits into a present single amount.

Valuation methods under the income approach include those methods that provide for the direct capitalization of earnings estimates, as well as valuation methods calling for the forecasting of future benefits (earnings or cash flows) and then discounting those benefits to the present at an appropriate discount rate.

Capitalization of Cash Flow Earning Power Method (using ACAPM)

Capitalization of earnings is an income approach that requires estimates of ongoing earning power and a capitalization rate (or multiple). Conceptually, the method entails deriving a risk-adjusted rate (or multiple) appropriate for the subject company, adjusted for long-term growth that an investor would target for the subject.

[6]	American Society of Appraisers, ASA Business Valuation Standards© (Revision published November 2009).

After-Tax Earning Power. As discussed above, we developed ongoing earning power as measured by EBITDA of $1.2 million. In Exhibit 4 we derive ongoing earning power on an after-tax basis because BGHC as the prospective owner is taxed as a “C” corporation. The adjustments include deducting depreciation and taxes based upon an assumed marginal rate of 40% to derive net operating profit after tax (“NOPAT”). In addition, we assume a minimal investment in working capital is necessary to support growth. The result is ongoing (cash flow) earning power on an after-tax basis of approximately $673,000. Assuming a long-term growth rate of 5.0%, earning power is adjusted to $707,000 for purposes of capitalization within the context of the perpetuity formula.7

Capitalization Rate. The derivation of a capitalization factor using ACAPM requires summation of the components followed by the subtraction of the expected long-term earnings growth rate.8 The appropriate capitalization rate components for the Company include the following (see Exhibit 6):

Risk-Free Rate. This is measured as the yield to maturity on 20-year U.S. Treasury bonds, which was 2.54% as of the valuation date, according to Federal Reserve Statistical Release H.15.

•	Common Stock Premium. Historically, investments in large capitalization stocks (as represented by the companies in the Standard & Poor’s 500 index) have yielded a premium investment return over the yield on long-term Treasuries. This risk premium is estimated to be 5.50%.[9]

Beta. The beta statistic is a measure of the degree to which returns on a specific investment move in relationship to overall market returns. A beta of 1.0 has been applied under the assumption that, to the extent returns on an investment in the subject company are correlated with returns in the broad equity markets, returns on the subject investment are expected to display volatility equal to the market over time. The beta-adjusted common stock premium is 5.50%.

[7]	The perpetuity formula, which calculates the present value of a constantly growing cash flow stream, is based upon year one cash flow (i.e., next year’s cash flow) divided by the capitalization rate (or multiplied by the capitalization factor).
[8]	The capitalization rate (CR%) is the required rate (or discount rate) of return (r) minus the growth rate (g). The earnings valuation multiple is the reciprocal of the capitalization rate (1/CR%). “Capitalization” of earnings effectively determines the present value of the earning power, growing perpetually (at g%) and discounted at the required rate of return (r%).
[9]	Mercer Capital conducts an ongoing analysis of the average annual market return data published in Ibbotson Stocks, Bonds, Bills & Inflation (SBBI) by Morningstar. The average annual returns are calculated based upon data from 1926 to the present. Mercer Capital’s analysis indicates that the average returns for multi-year holding periods differ somewhat from those published in SBBI. We have estimated multi-year returns to reflect historical premium returns achieved by large capitalization common stocks (the S&P 500) over long-term Treasuries (the common stock premium) and also by smaller capitalization common stocks over the S&P 500 (the small cap premium). For a description of the methodology, see Julius, J. Michael, “Market Returns in Rolling Multi-Year Holding Periods: An Alternative Interpretation of the Ibbotson Data,” Business Valuation Review, Vol. 15, No. 2, June, 1996.

•	Small Capitalization Stock Premium. Historically, investments in smaller capitalization common stocks have achieved a premium investment return over the returns of the S&P 500, or the large capitalization stocks. The small capitalization common stock premium is estimated to be 3.84% and is added to the beta-adjusted common stock premium for a total equity premium of 8.84%.[10]

•	Specific Company Risk Premium. Returns on publicly traded stocks typically display some degree of volatility which cannot be correlated with movements in the broad equity indices, that is, cannot be explained by the beta statistic. In addition, privately owned businesses often have specific risks that would not pertain to larger, publicly traded companies from which Ibbotson & Associates’ return data is derived. Specific factors pertaining to the Company include the following:

•	ASC is significantly smaller than the companies from which the Ibbotson data are derived;

•	The Company is dependent upon its CEO and to a lesser extent certain members of its management team; and

•	ASC has some customer concentrations with its top ten client relationships possessing roughly half of the Company’s total AUM and 25% of revenues.

Based upon these additional risk elements, an incremental specific company risk premium of 3.00% is added to the other build-up components.

Cost of Equity. The equity discount rate is the sum of the components above, 14.90%.

Cost of Debt. The cost of debt is assumed to equal the yield on corporate bonds rated Baa at the valuation date.

Weighted Average Cost of Capital (“WACC”). The weighted average cost of capital is a discount rate applicable to future cash flows to all capital (debt and equity) providers. With no assumed debt in the Company’s capital structure, its WACC equals the equity discount rate of 14.90% in this analysis.

[1][0]	Ibid.

Short-Term vs. Long-Term Earnings Growth Rate. Converting a discount rate to a capitalization rate requires the subtraction of the expected long-term growth rate from the discount rate. In the case of ASC, management has forecasted a level of growth through 2020 that if realized likely will prove to be higher than a sustainable, long-term growth rate would be. Perspective on historical and projected growth in revenues and EBITDA are shown in Exhibit 4. For purposes of the analysis we assumed above trend growth of 12.0% over the next five years and long-term growth thereafter of 5.0%.

Capitalization Rate. Derivation of the base capitalization rate of 9.90% reflects subtraction of the long-term growth rate of 5.0% from the WACC of 14.90%. The inverse of the capitalization rate (i.e., 1/9.90%) is the capitalization factor (or multiple) of 10.1x; however, the multiple is adjusted for the five-year “high-to-normalized” growth factor of 1.23, which produces a capitalization multiple of 12.35x (rounded).11 This product of this capitalization multiple and our estimate of cash flow to be capitalized ($707,000) developed in Exhibit 4 yields the indicated value of $8.7 million (rounded).

Indicated Value – Direct Capitalization of Earnings (ACAPM)	$8,700,000

Discounted Cash Flow Method

The discounted cash flow (“DCF”) method is an income approach utilized to determine the net present value of all expected future cash flows flowing to a respective ownership interest. The discounted cash flow methodology requires three basic elements:

•	Forecast of Expected Future Cash Flow. Generally, analysts develop forecasts of cash flow for discrete periods ranging from three to ten years. While the most popular period for such forecasts is five years, this may not be appropriate in all cases. Conceptually, one would forecast discrete cash flows for as many periods as necessary until a stabilized cash flow stream could be anticipated.

•	Selection of Appropriate Discount Rate. The discount rate is used to “discount’ the forecasted cash flows to the present. The sum of the present values of all the forecasted cash flows (both the discretely forecasted periods and the terminal value) is the indication of value for a specific set of forecast assumptions.

[11]	The high-to-normalized growth adjustment factor reflects the following formula: [(1+long-term growth) + (Transition years / 2) x (Limited high growth period less long-term growth)]

•	Determination of Terminal Value. The terminal value is the value of all cash flows beyond the immediate, discrete forecast period. The terminal value is typically determined by capitalizing cash flow (or other performance metric) at the end of the forecast period. Capitalization methods for the terminal value vary from single-period capitalizations utilizing variations of the Gordon model to the application of current or projected market multiples.

For purposes of this analysis, two sets of projections were prepared to model future cash flows under two distinct scenarios. Scenario 1 (Exhibits 5-7) assumes that the Company does not obtain a contract with the government of Guam to manage approximately $450 million in pension assets, but continues to grow its existing AUM. Scenario 2 (Exhibits 8-10) assumes ASC develops this relationship at the end of 2016 while also growing its core business as well. Both sets of projections were prepared by management.

Cash Flow Forecast – Scenario 1 (no Government Contract)

As shown in Exhibit 5, revenues are projected to increase from the ongoing base of $5.7 million to $7.8 million in year five via growth in AUM from $521 million to $827 million, which in turn is partially offset by a reduction in AUM fees from 0.90% to 0.82%. Adjusted EBITDA for owner’s compensation (@ 12.5% of pre-bonus EBITDA) is projected to increase from $1.3 million to $2.4 million. Scenario 1 entails operating leverage such that the EBITDA margin expands from 22.5% to 30.6%.

Discount Rate- Scenario 1

The appropriate rate to discount the projected cash flows to the present is the weighted average cost of capital of 14.90% as discussed above and presented in Exhibit 6.

Terminal Value – Scenario 1

The terminal (or residual) value represents the value of all of the cash flows received after the end of the forecast period. As indicated in Exhibit 7, the product of the projected net operating profit after tax (“NOPAT”) in the terminal year and the applicable capitalization factor of 10.1x yields the terminal value.

Indicated Value - Discounted Cash Flow Method (Scenario 1)

The indicated value is determined by discounting the projected annual cash flows and terminal value to the present at the weighted average cost of capital. The financial projection used in the valuation analysis measures free cash flows to all capital providers.

Indicated Value – Discounted Cash Flow Method (Scenario 1)	$11,200,000

Cash Flow Forecast – Scenario 2 (New Government Contract)

Scenario 2 as developed by management assumes the Company obtains a contract from the government of Guam to administer the employees’ retirement assets. As shown in Exhibit 8, Scenario 2 results in a higher level of projected revenues ($10.1 million) and EBITDA ($3.7 million) than in Scenario 1, although the increase is limited by the lower fees (0.40% vs. 0.80%).

Discount Rate- Scenario 2

Given the lower likelihood of Scenario 2 as of the valuation date vis-à-vis the baseline in Scenario 1, we increased the WACC by 200bps to 16.90%.

Terminal Value – Scenario 2

The terminal (or residual) value represents the value of all of the cash flows received after the end of the forecast period. The capitalization factor of 8.40x is lower than Scenario 1 because the WACC is higher. As indicated in Exhibit 10, the terminal value is the product of the terminal year net operating profit after tax (“NOPAT”) in the terminal year and the applicable capitalization factor.

Indicated Value - Discounted Cash Flow Method (New Government Contract Scenario)

The indicated value is determined by discounting the projected annual cash flows and terminal value to the present at the weighted average cost of capital of 16.90%. The financial projection used in the valuation analysis measures free cash flows to all capital providers.

Indicated Value – Discounted Cash Flow Method (Scenario 2)	$13,700,000

MARKET APPROACH

The market approach is a general way of determining a value indication of a business, business ownership interest, security or intangible asset by using one or more methods that compare the subject to similar businesses, business ownership interests, securities or intangible assets that have been sold.

Market methods include a variety of methods that compare the subject with transactions involving similar investments, including publicly traded guideline companies and sales involving controlling interests in public or private guideline companies. Consideration of prior transactions in interests of a valuation subject is also a method under the market approach.

Transactions Method - Internal

The internal transactions method is a market approach that develops an indication of value based upon actual transactions in the stock of a subject company or acquisition offers to the extent there have been recent substantive discussions. It is our understanding that ASC management has not received nor solicited an acquisition offer from any institution or individual(s).

Guideline Public Company Method

Guideline public companies can provide a reasonable basis to develop applicable multiples (e.g., EV/EBITDA, P/E, etc.). Guideline companies are used to develop valuation indications under the presumption that a similar market exists for the subject company and the guideline companies. In the case of ASC, public companies are not directly relevant for two reasons. One is that the valuation is prepared on a controlling interest basis given the contemplated acquisition of upwards of 75% of the existing shares by BGHC. Also, the Company is very small in relation to most publicly traded asset managers.

Guideline Transaction Method

Acquisition transactions of both publicly and privately held companies in the same or similar business may provide a reasonable basis for valuation of the subject company. In the case of the asset management and administration industry, a sizable number of transactions typically occur each year; however, the frequency in which pricing and/or key metrics (e.g., AUM, EBITDA and revenues) is reported is less robust than announced acquisitions.

Selected Market Transactions

Using the SNL Financial database and Mercer Capital’s proprietary research, we developed a group of transactions to provide perspective on current acquisition pricing for asset managers. Exhibit 11 contains recent transactions involving U.S.-based asset management firms and trust companies that with the exception of one transaction were acquired for less than $200 million. The median enterprise value in relation to EBITDA, AUM and revenue were 9.6x, 2.0% and 2.2x. The indicated values from this methodology are displayed in Exhibit 12.

Indicated Value –Transactions Method (AUM Capitalization)	$10,300,000
Indicated Value – Transactions Method (EBITDA Capitalization)	$12,000,000
Indicated Value –Transactions Method (Revenue Capitalization)	$12,700,000

RANGE OF FAIR MARKET VALUE

In Exhibit 1, weights have been assigned to the values indicated by the various methods to develop a range of value. The weights reflect our opinion of the relative importance or reliability of the methods and serve as a means of simulating the thinking of hypothetical investors in establishing a reasonable range of value for ASC at the valuation date. They do not represent a rigid mathematical formula. The indicated range of enterprise values represents the Company’s operating value before consideration of excess assets or capital structure. ASC’s total equity value incorporates excess assets and interest-bearing debt obligations.

As shown in Exhibit 1, we applied 50% of the weight to the income approaches and 50% to the market (transaction) approaches. The range of fair market value was developed by adjusting the weights among the indicated values. The midpoint of the $11.0 million to $11.8 million range is $ 11.4 million; or, stated differently, +/- ~4% from the mid-point.

The indicated range of fair market value for the Company’s common equity is $ 11.5 million to $ 12.3 million. The equity value reflects adjustments to the enterprise value for cash and securities, less debt, net working capital (net liabilities) and required capital ($500,000). As noted, it is our understanding ASC will retain its charter as a separate subsidiary of BGHC and therefore will continue to be subject to stand-alone capital requirements.

Range of Fair Market Value

Controlling Interest Basis

Enterprise Value	$11,000,000 to $11,800,000
Equity Value	$11,500,000 to $12,300,000

The estimated range of enterprise value as a percentage or multiple of AUM, revenue, and EBITDA is in line with the corresponding metrics from the guideline transaction group of 2.0%, 2.2x and 9.6x. We believe these relative value measures substantiate the reasonableness of our opinion.

Table 3—Relative Value

	Indicated Value	Weight	Low		Weight	High
Correlated Indication of Value
Correlated Indication of Value (Enterprise Value)		100.0%	$11,000,000		100.0%	$11,800,000
(Controlling Interest Basis)
Adjustments for Balance Sheet @ September 30:
+ Cash			126,557			126,557
+ Marketable Securities			1,384,076			1,384,076
- Capital Requirement for Separate Charter			(500,000)			(500,000)
- Debt			(173,102)			(173,102)
+/- Other Working Capital			(294,384)			(294,384)

Correlated Indication of Value (Total Equity Value)			$11,500,000			$12,300,000

Relative Value Summary
Enterprise Value / AUM	$510,000,000		2.2%			2.3%
Enterprise Value / LTM Revenue	5,955,180		1.8	x		2.0	x
Enterprise Value / LTM EBITDA	1,043,458		10.5	x		11.3	x
Enterprise Value / LTM Adjusted EBITDA	1,223,445		9.0	x		9.6	x
Enterprise Value / Ongoing EBITDA	1,242,411		8.9	x		9.5	x
Enterprise Value / 2015B EBITDA - Adjusted	1,361,947		8.1	x		8.7	x
Enterprise Value / Ongoing NOPAT	691,447		15.9	x		17.1	x

Source: Mercer Capital

Worksheet Table of Contents & Sources of Information

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Schedule Listing

Schedule	Title
Schedule 1	Historical Balance Sheets
Schedule 1a	Supplemental Notes to Balance Sheets
Schedule 2	Historical Percentage Balance Sheets
Schedule 3	Historical Income Statements
Schedule 3a	Supplemental Notes to Income Statements
Schedule 4	Historical Percentage Income Statements
Schedule 4a	Year-to-Year Growth of Income Statement Components
Schedule 5	Reconciliation of Shareholders’ Equity
Schedule 6	Historical Cash Flow Statements

Sources of Financial Statement Information

Financial Reporting Period	Scope	Provider
YTD 9-30-14, 9-30-15	Interal	Management
FYE 12-31-14	Audit	Ernst & Young LLP
FYE 12-31-13	Audit	Ernst & Young LLP
FYE 12-31-12	Audit	Ernst & Young LLP
FYE 12-31-11	Audit	Ernst & Young LLP
FYE 12-31-10	Audit	Ernst & Young LLP

RMA Peer Group Information

Data from Annual Statement Studies by The Risk Management Association
Edition	2014-2015
NAICS Code	523920
Type of Companies	Portfolio Management
Sales	Between $5 million and $10 million
Number of Companies	23
Average Assets	$16,855,391
Average Sales	$7,461,696

Exhibit Listing

Exhibit	Title
Exhibit 1	Summary and Conclusion
Exhibit 2	Derivation of Adjusted Income Statements
Exhibit 3	Margin and Growth Analysis
Exhibit 4	ACAPM Method - Earning Power Capitalization
Exhibit 5	Income Statement Projection - Base w/o Government Contract
Exhibit 6	Weighted Average Cost of Capital - Base Scenario w/o Government Contract
Exhibit 7	DCF Method - w/o New Government Contract
Exhibit 8	Income Statement Projection - with New Government Contract
Exhibit 9	Weighted Average Cost of Capital - Base w/o Government Contract
Exhibit 10	DCF Method - with New Government Contract
Exhibit 11	Guideline Transactions
Exhibit 12	Guideline Transactions Method - Indicated Values

Guideline Transaction Information

Data from SNL Financial and Mercer Capital Research

Schedule 1

ASC Trust Corporation and Subsidiary

Historical Balance Sheets

			For the Fiscal Years Ended December 31					Annualized Growth Rates
	9/30/2015	2014	2013	2012	2011	2010	Notes	2010-14	2013-14
Assets
Cash & Equivalents	$126,557	$173,241	$166,250	$166,557	$197,269	$66,605		27.0%	4.2%
Accounts Receivable-Trade	233,346	116,033	133,675	252,267	229,337	202,677	(1)	-13.0%	-13.2%
Accounts Receivable-Other	0	0	0	0	0	0		nm	nm
Prepaid Expenses & Other	1,384,076	567,631	495,118	645,098	504,870	1,107,792	(2)	-15.4%	14.6%

Total Current Assets	1,743,979	856,905	795,043	1,063,922	931,476	1,377,074		-11.2%	7.8%
Property and Equipment	826,889	1,822,157	1,946,075	1,686,816	1,695,178	896,549	(3)	19.4%	-6.4%
Accumulated Depreciation	0	(961,766)	(839,342)	(707,031)	(589,911)	(495,864)		nm	nm

Net Fixed Assets	826,889	860,391	1,106,733	979,785	1,105,267	400,685		21.1%	-22.3%
Goodwill & Intangibles	0	0	0	0	0	0		nm	nm
Other Assets	497,415,222	483,135,328	449,648,012	395,457,619	329,290,545	301,347,397	(4)	12.5%	7.4%

Total Assets	$499,986,090	$484,852,624	$451,549,788	$397,501,326	$331,327,288	$303,125,156		12.5%	7.4%

Liabilities
Notes Payable	$80,000	$25,000	$100,000	$0	$100,000	$55,000	(5)	-17.9%	-75.0%
Accounts Payable	256,677	198,961	228,268	154,440	36,092	129,751		11.3%	-12.8%
Current Portion Long-Term Debt	0	100,717	100,717	85,504	102,143	25,849		40.5%	0.0%
Income Taxes Payable	0	0	0	0	0	0		nm	nm
Accrued Expenses & Other	271,053	158,948	153,099	193,685	265,976	163,692	(6)	-0.7%	3.8%

Total Current Liabilities	607,730	483,626	582,084	433,629	504,211	374,292		6.6%	-16.9%
Long-Term Debt	85,169	59,587	148,874	185,721	268,779	43,411	(7)	8.2%	-60.0%
Deferred Income Taxes		0	0	0	0	0		nm	nm
Other Liabilities	497,415,222	483,078,832	449,574,711	395,397,419	329,254,256	301,324,894	(8)	12.5%	7.5%

Total Liabilities	$498,108,120	$483,622,045	$450,305,669	$396,016,769	$330,027,246	$301,742,597		12.5%	7.4%

Shareholders’ Equity
Common Stock	$100,000	$100,000	$100,000	$100,000	$100,000	$100,000		0.0%	0.0%
Paid-In Capital	500,000	500,000	500,000	500,000	500,000	500,000		0.0%	0.0%
Retained Earnings	1,277,970	630,579	644,119	884,557	700,042	782,559		-5.3%	-2.1%
Treasury Stock	0	0	0	0	0	0		nm	nm

Total Equity	1,877,970	1,230,579	1,244,119	1,484,557	1,300,042	1,382,559	(9)	-2.9%	-1.1%

Total Liabilities & Equity	$499,986,090	$484,852,624	$451,549,788	$397,501,326	$331,327,288	$303,125,156		12.5%	7.4%

Notes

Numbers in parentheses refer to supplemental notes in Schedule 1a.

Schedule 1a

ASC Trust Corporation and Subsidiary

Supplemental Notes to Balance Sheets

			For the Fiscal Years Ended December 31				NAICS #
	9/30/2015	2014	2013	2012	2011	2010	523920	Notes
Notes to Balance Sheets
(1): Accounts Receivable-Trade detail:
Accounts Receivable	$244,273	$122,418	$141,293	$258,652	$235,722	$209,062
Allowance for Doubtful Accounts	(10,927)	(6,385)	(7,618)	(6,385)	(6,385)	(6,385)

Total Accounts Receivable-Trade	$233,346	$116,033	$133,675	$252,267	$229,337	$202,677

Average Days Outstanding	nm	7.9	12.5	15.4	16.1	nm	2.0	Average Accounts Receivable ÷ Revenues × 365
(2): Prepaid Expenses & Other detail:
Trading Securities	$1,384,076	$546,397	$424,261	$576,494	$322,824	$782,991
Available-for-Sale Securities		0	0	0	0	31,631
Prepaid Expenses & Other		21,234	36,394	59,874	77,474	58,140
Notes Receivable		0	34,463	8,730	104,572	235,030

Total Prepaid Expenses & Other	$1,384,076	$567,631	$495,118	$645,098	$504,870	$1,107,792

(3): Property and Equipment detail:
Vehicles	$83,230	$422,433	$422,433	$352,624	$390,601	$240,352
Leasehold Improvements	110,314	241,674	209,592	205,827	201,001	148,578
Computer	28,639	208,994	213,848	220,653	207,211	177,456
Furniture & Fixtures	12,939	163,035	216,275	203,177	198,651	192,947
Software	6,524	135,247	103,559	103,559	103,559	128,261
Office Equipment	0	65,531	10,535	15,733	9,812	8,955
Construction in Progress	0	0	184,590	0	0	0
Land	585,243	585,243	585,243	585,243	584,343	0

Total Property and Equipment	826,889	1,822,157	1,946,075	1,686,816	1,695,178	896,549
Accumulated Depreciation		(961,766)	(839,342)	(707,031)	(589,911)	(495,864)

Net Fixed Assets	$826,889	$860,391	$1,106,733	$979,785	$1,105,267	$400,685

Fixed Asset Turnover	nm	5.9	5.4	5.5	6.5	nm	107.6	Revenues ÷ Average Net Fixed Assets
(4): Other Assets detail:
Funds Held for Clients:
401(k) Trust	$374,568,635	$373,524,553	$346,559,286	$308,103,243	252,964,761	214,082,737
CMI Trust	118,824,550	105,645,217	99,016,292	83,947,667	73,779,046	75,625,384
Government Trust	0	0	0	0	0	9,140,473
Offshore Trust	2,894,749	2,330,212	2,017,360	1,476,999	1,309,426	1,345,645
Distribution/Contribution Accounts	1,046,954	1,534,651	1,913,531	1,821,335	1,154,244	1,018,604
Cafeteria Plans	80,334	44,199	68,242	46,087	44,629	94,713
Seventh-Day Adventist Non Qualified Trust	0	0	0	2,088	2,150	17,338

Total Funds Held for Clients	497,415,222	483,078,832	449,574,711	395,397,419	329,254,256	301,324,894
Deferred Tax Assets		10,189	22,954	28,368	17,976	22,503
Other Assets		46,307	50,347	31,832	18,313	0

Total Other Assets	$497,415,222	$483,135,328	$449,648,012	$395,457,619	$329,290,545	$301,347,397

(5): Notes Payable detail:
Line of Credit	$80,000	$25,000	$100,000	$0	$100,000	$55,000

Total Notes Payable	$80,000	$25,000	$100,000	$0	$100,000	$55,000

(6): Accrued Expenses & Other detail:
Accrued Expenses	$271,053	$158,948	$153,099	$193,685	$265,976	$163,692

Total Accrued Expenses & Other	$271,053	$158,948	$153,099	$193,685	$265,976	$163,692

Schedule 1a continued

ASC Trust Corporation and Subsidiary

Supplemental Notes to Balance Sheets

			For the Fiscal Years Ended December 31				NAICS #
	9/30/2015	2014	2013	2012	2011	2010	523920	Notes
Notes to Balance Sheets
(7): Long-Term Debt detail:
Notes Payable, vehicles	$63,435	$78,158	$114,941	$82,115	$129,809	$69,260
Note Payable to ANZ Bank, property	29,666	82,146	134,650	189,110	241,113	0

Total Long-Term Debt	93,102	160,304	249,591	271,225	370,922	69,260
Current Portion Long-Term Debt	(7,933)	(100,717)	(100,717)	(85,504)	(102,143)	(25,849)

Non-Current Portion Long-Term Debt	$85,169	$59,587	$148,874	$185,721	$268,779	$43,411

(8): Other Liabilities detail:
Client Funds Obligations:
401(k) Trust	$374,568,635	$373,524,553	$346,559,286	$308,103,243	252,964,761	214,082,737
CMI Trust	118,824,550	105,645,217	99,016,292	83,947,667	73,779,046	75,625,384
Government Trust	0	0	0	0	0	9,140,473
Offshore Trust	2,894,749	2,330,212	2,017,360	1,476,999	1,309,426	1,345,645
Distribution/Contribution Accounts	1,046,954	1,534,651	1,913,531	1,821,335	1,154,244	1,018,604
Cafeteria Plans	80,334	44,199	68,242	46,087	44,629	94,713
Seventh-Day Adventist Non Qualified Trust	0	0	0	2,088	2,150	17,338

Total Funds Held for Clients	497,415,222	483,078,832	449,574,711	395,397,419	329,254,256	301,324,894

Total Other Liabilities	$497,415,222	$483,078,832	$449,574,711	$395,397,419	$329,254,256	$301,324,894

(9): See Schedule 5 for reconciliation of shareholders’ equity.
Other Balance Sheet Analysis
Liquidity & Working Capital
Working Capital	$1,136,250	$373,279	$212,959	$630,293	$427,265	$1,002,782		Total Current Assets - Total Current Liabilities
Working Capital as a % of Revenues	19.08%	6.44%	3.76%	11.08%	8.70%	24.81%	11.2%	Working Capital ÷ Revenues
Current Ratio	2.9	1.8	1.4	2.5	1.8	3.7	2.5	Total Current Assets ÷ Total Current Liabilities
Capitalization
Book Value of Equity	$1,877,970	$1,230,579	$1,244,119	$1,484,557	$1,300,042	$1,382,559		Total Equity
Total Interest-Bearing Debt	165,169	185,304	349,591	271,225	470,922	124,260		Notes Payable + Current Portion Long- Term Debt + Long- Term Debt

Book Value of Invested Capital	$2,043,139	$1,415,883	$1,593,710	$1,755,782	$1,770,964	$1,506,819		Book Value of Equity + Total Interest- Bearing Debt
Leverage
Long-Term Debt as a % of Equity	4.5%	4.8%	12.0%	12.5%	20.7%	3.1%	59.2%
Total Interest-Bearing Debt as a % of Equity	8.8%	15.1%	28.1%	18.3%	36.2%	9.0%	150.0%
Total Interest-Bearing Debt as a % of Assets	0.0%	0.0%	0.1%	0.1%	0.1%	0.0%	45.6%
Total Liabilities (x-Client AUA as a % of Equity)	36.9%	44.1%	58.8%	41.7%	59.5%	30.2%	228.6%
Average Assets ÷ Average Equity	137.9%	146.2%	144.6%	146.5%	142.2%	128.6%	328.9%
Times Interest Earned:
EBIT / Interest Expense	1,316.2	72.4	39.7	45.4	54.4	117.5	21.7
EBITDA / Interest Expense	1,874.0	100.2	49.7	54.9	67.1	132.9

Schedule 2

ASC Trust Corporation and Subsidiary

Historical Percentage Balance Sheets

			For the Fiscal Years Ended December 31				NAICS #
	9/30/2015	2014	2013	2012	2011	2010	523920
Assets
Cash & Equivalents	0.03%	0.04%	0.04%	0.04%	0.06%	0.02%	32.5%
Accounts Receivable-Trade	0.05%	0.02%	0.03%	0.06%	0.07%	0.07%	17.6%
Accounts Receivable-Other	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	na
Prepaid Expenses & Other	0.28%	0.12%	0.11%	0.16%	0.15%	0.37%	10.4%

Total Current Assets	0.35%	0.18%	0.18%	0.27%	0.28%	0.45%	60.5%
Property and Equipment	0.17%	0.38%	0.43%	0.42%	0.51%	0.30%	na
Accumulated Depreciation	0.00%	-0.20%	-0.19%	-0.18%	-0.18%	-0.16%	na

Net Fixed Assets	0.17%	0.18%	0.25%	0.25%	0.33%	0.13%	14.6%
Goodwill & Intangibles	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	6.6%
Other Assets	99.49%	99.65%	99.58%	99.49%	99.39%	99.41%	18.3%

Total Assets	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.0%

Liabilities
Notes Payable	0.02%	0.01%	0.02%	0.00%	0.03%	0.02%	24.9%
Accounts Payable	0.05%	0.04%	0.05%	0.04%	0.01%	0.04%	3.6%
Current Portion Long-Term Debt	0.00%	0.02%	0.02%	0.02%	0.03%	0.01%	2.7%
Income Taxes Payable	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.0%
Accrued Expenses & Other	0.05%	0.03%	0.03%	0.05%	0.08%	0.05%	16.2%

Total Current Liabilities	0.12%	0.10%	0.13%	0.11%	0.15%	0.12%	47.4%
Long-Term Debt	0.02%	0.01%	0.03%	0.05%	0.08%	0.01%	18.0%
Deferred Income Taxes	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.0%
Other Liabilities	99.49%	99.63%	99.56%	99.47%	99.37%	99.41%	4.1%

Total Liabilities	99.62%	99.75%	99.72%	99.63%	99.61%	99.54%	69.5%

Shareholders’ Equity
Common Stock	0.02%	0.02%	0.02%	0.03%	0.03%	0.03%	na
Paid-In Capital	0.10%	0.10%	0.11%	0.13%	0.15%	0.16%	na
Retained Earnings	0.26%	0.13%	0.14%	0.22%	0.21%	0.26%	na
Treasury Stock	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	na

Total Equity	0.38%	0.25%	0.28%	0.37%	0.39%	0.46%	30.4%

Total Liabilities & Equity	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.0%

Schedule 3

ASC Trust Corporation and Subsidiary

Historical Income Statements

										Interim Financial Detail
	Last 12 mos.		For the Fiscal Years Ended December 31					Annualized Growth Rates		9 mos.	9 mos.
	9/30/2015	2014	2013	2012	2011	2010	Notes	2010-14	2013-14	9/30/2015	9/30/2014	% Change
Income Statements
Revenues	$5,955,180	$5,799,617	$5,656,605	$5,689,964	$4,909,590	$4,041,773	(1)	9.4%	2.5%	$4,399,222	$4,243,659	3.7%
Operating Expense	5,000,984	4,809,542	5,036,649	4,876,577	4,297,104	3,251,048	(2)	10.3%	-4.5%	3,708,334	3,516,892	5.4%

Operating Income	954,196	990,075	619,956	813,387	612,486	790,725		5.8%	59.7%	690,888	726,767	-4.9%
Other Income/(Expense)
Interest Income	(118)	0	0	0	0	0		nm	nm	0	118	-100.0%
Interest Expense	(557)	(11,265)	(15,050)	(17,060)	(11,770)	(7,697)		nm	nm	0	(10,708)	nm
Other, Net	(221,302)	(175,001)	(23,052)	(38,048)	28,277	113,307	(3)	nm	nm	(27,377)	18,924	nm

Total Other Income/(Expense)	(221,976)	(186,266)	(38,102)	(55,108)	16,507	105,610		nm	nm	(27,377)	8,333	nm

Pre-Tax Income	732,220	803,809	581,854	758,279	628,993	896,335		-2.7%	38.1%	663,511	735,100	-9.7%
Income Tax Expense/(Benefit)	13,560	13,560	3,817	(6,331)	7,919	16,717		-5.1%	255.3%	0	0	nm

Net Income from Continuing Operations	718,660	790,249	578,037	764,610	621,074	879,618		-2.6%	36.7%	663,511	735,100	-9.7%
Extraordinary Income/(Expense)	0	0	0	0	0	0		nm	nm	0	0	nm

Net Income	$718,660	$790,249	$578,037	$764,610	$621,074	$879,618		-2.6%	36.7%	$663,511	$735,100	-9.7%

Memo: EBITDA Derivation
Pre-Tax Income	$732,220	$803,809	$581,854	$758,279	$628,993	$896,335		-2.7%	38.1%	$663,511	$735,100	-10%
- Interest Income	118	0	0	0	0	0		nm	nm	0	(118)	nm
+ Interest Expense	557	11,265	15,050	17,060	11,770	7,697		10.0%	-25.1%	0	10,708	-100%

EBIT	732,895	815,074	596,904	775,339	640,763	904,032		-2.6%	36.6%	663,511	745,691	-11%
+ Write-Off of Construction in Progress	184,590	184,590	0	0	0	0		nm	nm	0	0
+ Depreciation & Amortization	125,973	129,169	150,343	160,930	148,683	118,564		2.2%	-14.1%	79,463	82,659	-4%

EBITDA	$1,043,458	$1,128,833	$747,247	$936,269	$789,446	$1,022,596		2.5%	51.1%	$742,975	$828,350	-10%

+ Owners Comp in Excess of Salary	280,000	280,000	475,000	220,000	620,000	435,000				0	0

Adjusted EBITDA	$1,323,458	$1,408,833	$1,222,247	$1,156,269	$1,409,446	$1,457,596		-0.8%	15.3%	$742,975	$828,350

		Est. Bonus /
	Base Pay	Commissions	Retirement	Benefit $	Total Comp	% LTM Rev
Memo: Current Executive Comp.
David John	$200,000	$400,000	$55,000	$6,000	$661,000	11.1%
Donald Clark	110,000	16,500	16,500	6,000	149,000	2.5%
Gabrielle Bamba	105,000	16,000	15,750	6,000	142,750	2.4%
Candy Okuhama	85,000	50,000	12,750	6,000	153,750	2.6%
Eloida Battung	85,000	12,750	12,750	6,000	116,500	2.0%
Michelle Quichocho	75,000	11,250	11,250	6,000	103,500	1.7%

Total	$660,000	$506,500	$124,000	$36,000	$1,326,500	22.3%
Percentage of LTM Revenue	11.1%	8.5%	2.1%	0.6%	22.3%
Memo:
Interest Expense	$557	$11,265	$15,050	$17,060	$11,770	$7,697
÷ Average Interest-Bearing Debt Balance	175,236	267,448	310,408	371,074	297,591	124,260
= Implied Cost of Debt	0.32%	4.21%	4.85%	4.60%	3.96%	6.19%

Notes

Numbers in parentheses refer to supplemental notes in Schedule 3a.

Schedule 3a

ASC Trust Corporation and Subsidiary

Supplemental Notes to Income Statements

									Interim Financial Detail
	Last 12 mos.		For the Fiscal Years Ended December 31				Annualized Growth Rates		9 mos.	9 mos.
	9/30/2015	2014	2013	2012	2011	2010	2010-14	2013-14	9/30/2015	9/30/2014	% Change
Notes to Income Statements
(1): Revenues detail:
Investment Management Fees	$4,690,281	$4,477,794	$4,384,075	$4,153,275	$3,561,445	$2,854,170	11.92%	2.14%	$3,538,657	$3,326,170	6.4%
Benefits Plan Administration	424,887	440,053	429,450	497,871	469,476	541,112	-5.04%	2.47%	317,597	332,763	-4.6%
Processing Revenue	316,094	321,613	304,624	268,624	197,737	235,431	8.11%	5.58%	243,429	248,948	-2.2%
GRT Income	171,271	220,238	214,899	211,009	188,653	152,382	9.65%	2.48%	117,184	166,150	-29.5%
Loan Maintenance Fee	240,522	227,795	213,799	198,920	170,952	104,502	21.51%	6.55%	182,356	169,629	7.5%
Non-Operating / Other Income	0	14,725	(53,485)	(27,509)	26,653	110,986

Total Revenues	$5,843,056	$5,702,218	$5,493,362	$5,302,190	$4,614,916	$3,998,583	9.28%	3.80%	$4,399,222	$4,243,659	3.7%

Memo: Asset Flows & Realized Fees	2015 Budget
Beginning Assets Under Management (AUM)	$498,821,041	$464,496,496	$410,488,123	$344,815,545	$314,439,720	na			$498,821,041	$464,496,496
Contributions	80,000,000	70,987,006	66,755,441	58,419,434	56,354,528	49,117,615			na	na
Distributions	(55,000,000)	(47,915,939)	(53,456,193)	(41,507,806)	(32,722,823)	(29,003,684)			na	na
Net Takeovers	(2,750,000)	(2,030,000)	4,632,000	24,765,000	20,815,000	0			na	na

Total Net Flows	22,250,000	21,041,067	17,931,248	41,676,628	44,446,705	20,113,931			na	na
Change in Market Value	(1,071,041)	13,283,478	36,077,125	23,995,950	(14,070,880)	na			na	na
Ending AUM	520,000,000	498,821,041	464,496,496	410,488,123	344,815,545	314,439,720			496,174,000	489,366,000
	LTM Avg								LTM avg ~$505M based upon month end $s
Approximate Average AUM	$505,000,000	$481,658,769	$437,492,310	$377,651,834	$329,627,633	$314,439,720
Effective Realized Fee	0.93%	0.93%	1.00%	1.10%	1.08%	na

Management Fee	$4,690,281	$4,477,794	$4,384,075	$4,153,275	$3,561,445	$2,854,170

Memo: Customer Detail
Participants	22,984	21,547	20,583	19,755	17,424	16,045
Average Balance	$21,972	$22,354	$21,255	$19,117	$18,918	$19,597
Plans	333	307	274	238	206	201
Participants Per Plans	69	70	75	83	85	80
(2): Operating Expense detail:
Salaries & Wages	$1,850,499	$1,765,388	$1,789,866	$1,811,820	$1,562,509	$1,170,011	10.83%	-1.37%	$1,805,806	$1,720,695	4.9%
Employee Benefits	1,051,877	940,168	1,088,406	943,060	668,564	522,909	15.80%	-13.62%	391,478	279,769	39.9%
Professional Fees	430,088	317,147	331,979	186,808	204,429	155,904	19.43%	-4.47%	335,426	222,485	50.8%
Occupancy	267,550	257,669	298,525	355,077	292,437	189,746	7.95%	-13.69%	210,704	200,824	4.9%
Gross Receipts Tax	177,359	226,326	218,224	211,009	188,653	152,677	10.34%	3.71%	117,184	166,150	-29.5%
Information Systems Expense	184,957	176,898	191,404	222,485	174,272	142,456	5.56%	-7.58%	141,361	133,302	6.0%
Travel & Entertainment	130,821	150,364	112,149	112,043	111,699	146,830	0.60%	34.08%	89,931	109,474	-17.9%
Payroll Taxes	37,017	142,116	149,583	150,508	104,576	80,848	15.14%	-4.99%		105,099	-100.0%
Depreciation & Amortization	125,973	129,169	150,343	160,930	148,683	118,564	2.16%	-14.08%	79,463	82,659	-3.9%
Advertising & Promotion	118,581	123,085	134,954	146,746	145,540	142,165	-3.54%	-8.79%	95,432	99,936	-4.5%
Miscellaneous	90,537	99,601	132,616	102,523	142,694	114,108	-3.34%	-24.90%	86,760	95,824	-9.5%
Communications	98,385	90,368	100,367	123,802	146,245	80,301	3.00%	-9.96%	79,340	71,323	11.2%
Insurance	111,417	76,118	66,452	57,920	67,013	45,662	13.63%	14.55%	61,324	26,026	135.6%
Training & Staff Development	63,278	65,363	50,241	29,082	66,446	0	nm	30.10%	35,664	37,748	-5.5%
Printing & Reproduction	65,152	63,848	52,788	32,183	24,352	38,734	13.31%	20.95%	36,604	35,300	3.7%
Office Supplies	65,915	56,079	55,050	118,917	138,452	69,759	-5.31%	1.87%	59,652	49,816	19.7%
Donations & Contributions	47,986	45,865	41,951	48,295	40,724	34,210	7.60%	9.33%	34,040	31,919	6.6%
Automobile	28,858	34,586	49,303	33,619	31,134	0	nm	-29.85%	21,367	27,095	-21.1%
Repairs & Maintenance	32,435	33,675	0	7,302	4,860	0	nm	nm	8,041	9,281	-13.4%
Dues & Subscriptions	22,299	15,709	22,448	22,448	33,822	35,232	-18.28%	-30.02%	18,756	12,166	54.2%
Bad Debt Expense	(0)	0	0	0	0	10,932	-100.00%	nm	0	0	-100.0%

Total Operating Expense	$5,000,984	$4,809,542	$5,036,649	$4,876,577	$4,297,104	$3,251,048	10.29%	-4.51%	$3,708,334	$3,516,892	5.4%

Schedule 3a continued

ASC Trust Corporation and Subsidiary

Supplemental Notes to Income Statements

									Interim Financial Detail
	Last 12 mos.	For the Fiscal Years Ended December 31					Annualized Growth Rates		9 mos.	9 mos.
	9/30/2015	2014	2013	2012	2011	2010	2010-14	2013-14	9/30/2015	9/30/2014	% Change
Notes to Income Statements
Percentage of Revenues:
Salaries & Wages	31.07%	30.44%	31.64%	31.84%	31.83%	28.95%			41.05%	40.55%
Employee Benefits	17.66%	16.21%	19.24%	16.57%	13.62%	12.94%			8.90%	6.59%
Professional Fees	7.22%	5.47%	5.87%	3.28%	4.16%	3.86%			7.62%	5.24%
Occupancy	4.49%	4.44%	5.28%	6.24%	5.96%	4.69%			4.79%	4.73%
Gross Receipts Tax	2.98%	3.90%	3.86%	3.71%	3.84%	3.78%			2.66%	3.92%
Information Systems Expense	3.11%	3.05%	3.38%	3.91%	3.55%	3.52%			3.21%	3.14%
Travel & Entertainment	2.20%	2.59%	1.98%	1.97%	2.28%	3.63%			2.04%	2.58%
Payroll Taxes	0.62%	2.45%	2.64%	2.65%	2.13%	2.00%			0.00%	2.48%
Depreciation & Amortization	2.12%	2.23%	2.66%	2.83%	3.03%	2.93%			1.81%	1.95%
Advertising & Promotion	1.99%	2.12%	2.39%	2.58%	2.96%	3.52%			2.17%	2.35%
Miscellaneous	1.52%	1.72%	2.34%	1.80%	2.91%	2.82%			1.97%	2.26%
Communications	1.65%	1.56%	1.77%	2.18%	2.98%	1.99%			1.80%	1.68%
Insurance	1.87%	1.31%	1.17%	1.02%	1.36%	1.13%			1.39%	0.61%
Training & Staff Development	1.06%	1.13%	0.89%	0.51%	1.35%	0.00%			0.81%	0.89%
Printing & Reproduction	1.09%	1.10%	0.93%	0.57%	0.50%	0.96%			0.83%	0.83%
Office Supplies	1.11%	0.97%	0.97%	2.09%	2.82%	1.73%			1.36%	1.17%
Donations & Contributions	0.81%	0.79%	0.74%	0.85%	0.83%	0.85%			0.77%	0.75%
Automobile	0.48%	0.60%	0.87%	0.59%	0.63%	0.00%			0.49%	0.64%
Repairs & Maintenance	0.54%	0.58%	0.00%	0.13%	0.10%	0.00%			0.18%	0.22%
Dues & Subscriptions	0.37%	0.27%	0.40%	0.39%	0.69%	0.87%			0.43%	0.29%
Bad Debt Expense	0.00%	0.00%	0.00%	0.00%	0.00%	0.27%			0.00%	0.00%

Total Operating Expense	83.98%	82.93%	89.04%	85.70%	87.52%	80.44%			84.30%	82.87%

(3): Other, Net detail:
Investment Gain (Loss),net	($4,326)	$14,557	(55,201)	(33,236)	$29,428	$114,470	-40.28%	nm	$0	$18,883	-100.00%
Write-Off of Construction in Progress	(184,590)	(184,590)	0	0	0	0	nm	nm	0	0	nm
Other Income (Expense), net	(30,449)	(3,031)	1,295	2,513	9,093	950	nm	nm	(27,377)	41	nm
Foreign Exchange Gain (Loss), net	(1,937)	(1,937)	30,854	(7,325)	(10,244)	(2,113)	nm	nm	0	0	nm

Total Other, Net	($221,302)	($175,001)	($23,052)	38,048)	$28,277	$113,307	nm	nm	($27,377)	$18,924	nm

Percentage of Revenues:
Investment Gain (Loss),net	-0.07%	0.25%	-0.98%	-0.58%	0.60%	2.83%			0.00%	0.44%
Write-Off of Construction in Progress	-3.10%	-3.18%	0.00%	0.00%	0.00%	0.00%			0.00%	0.00%
Other Income (Expense), net	-0.51%	-0.05%	0.02%	0.04%	0.19%	0.02%			-0.62%	0.00%
Foreign Exchange Gain (Loss), net	-0.03%	-0.03%	0.55%	-0.13%	-0.21%	-0.05%			0.00%	0.00%

Total Other, Net	-3.72%	-3.02%	-0.41%	-0.67%	0.58%	2.80%			-0.62%	0.45%

Schedule 4

ASC Trust Corporation and Subsidiary

Historical Percentage Income Statements

								Interim Financial Detail
	Last 12 mos.	For the Fiscal Years Ended December 31					NAICS #	9 mos.	9 mos.
	9/30/2015	2014	2013	2012	2011	2010	523920	9/30/2015	9/30/2014
Percentage Income Statements
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Operating Expense	84.0%	82.9%	89.0%	85.7%	87.5%	80.4%	74.6%	84.3%	82.9%

Operating Income	16.0%	17.1%	11.0%	14.3%	12.5%	19.6%	25.4%	15.7%	17.1%
Other Income/(Expense)
Interest Income	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	na	0.0%	0.0%
Interest Expense	0.0%	-0.2%	-0.3%	-0.3%	-0.2%	-0.2%	na	0.0%	-0.3%
Other, Net	-3.7%	-3.0%	-0.4%	-0.7%	0.6%	2.8%	na	-0.6%	0.4%

Total Other Income/(Expense)	-3.7%	-3.2%	-0.7%	-1.0%	0.3%	2.6%	-1.1%	-0.6%	0.2%

Pre-Tax Income	12.3%	13.9%	10.3%	13.3%	12.8%	22.2%	24.3%	15.1%	17.3%
Income Tax Expense/(Benefit)	0.2%	0.2%	0.1%	-0.1%	0.2%	0.4%	na	0.0%	0.0%

Net Income from Continuing Operations	12.1%	13.6%	10.2%	13.4%	12.7%	21.8%	na	15.1%	17.3%
Extraordinary Income/(Expense)	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	na	0.0%	0.0%

Net Income	12.1%	13.6%	10.2%	13.4%	12.7%	21.8%	na	15.1%	17.3%

Memo: EBITDA Derivation
Pre-Tax Income	12.3%	13.9%	10.3%	13.3%	12.8%	22.2%	24.3%	15.1%	17.3%
- Interest Income	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	na	0.0%	0.0%
+ Interest Expense	0.0%	0.2%	0.3%	0.3%	0.2%	0.2%	na	0.0%	0.3%

EBIT	12.3%	14.1%	10.6%	13.6%	13.1%	22.4%	25.4%	15.1%	17.6%
+ Depreciation & Amortization	2.1%	2.2%	2.7%	2.8%	3.0%	2.9%	0.8%	1.8%	1.9%

EBITDA	17.5%	19.5%	13.2%	16.5%	16.1%	25.3%	26.2%	16.9%	19.5%

+ Owners Comp in Excess of Salary	4.7%	4.8%	8.4%	3.9%	12.6%	10.8%		0.0%	0.0%

Adjusted EBITDA	22.2%	24.3%	21.6%	20.3%	28.7%	36.1%		16.9%	19.5%

Schedule 4a

ASC Trust Corporation and Subsidiary

Year-to-Year Growth of Income Statement Components

	2014-9/15	2013-14	2012-13	2011-12	2010-11
Income Statements
Revenues	2.7%	2.5%	-0.6%	15.9%	21.5%
Operating Expense	4.0%	-4.5%	3.3%	13.5%	32.2%

Operating Income	-3.6%	59.7%	-23.8%	32.8%	-22.5%
Other Income/(Expense)
Interest Income	nm	nm	nm	nm	nm
Interest Expense	nm	nm	nm	nm	nm
Other, Net	nm	nm	nm	nm	-75.0%

Total Other Income/(Expense)	nm	nm	nm	nm	-84.4%

Pre-Tax Income	-8.9%	38.1%	-23.3%	20.6%	-29.8%
Income Tax Expense/(Benefit)	0.0%	255.3%	nm	nm	-52.6%

Net Income from Continuing Operations	-9.1%	36.7%	-24.4%	23.1%	-29.4%
Extraordinary Income/(Expense)	nm	nm	nm	nm	nm

Net Income	-9.1%	36.7%	-24.4%	23.1%	-29.4%

Memo: EBITDA Derivation
EBIT	-10.1%	36.6%	-23.0%	21.0%	-29.1%
EBITDA	-7.6%	51.1%	-20.2%	18.6%	-22.8%
Adjusted EBITDA	-6.1%	15.3%	5.7%	-18.0%	-3.3%

Schedule 5

ASC Trust Corporation and Subsidiary

Reconciliation of Shareholders’ Equity

							Interim Financial Detail
	Last 12 mos.	For the Fiscal Years Ended December 31					9 mos.	9 mos.
	9/30/2015	2014	2013	2012	2011	2010	9/30/2015	9/30/2014
Shareholders’ Equity
Beginning Shareholders’ Equity	$0	$1,244,119	$1,484,557	$1,300,042	$1,382,559	$691,055	$1,230,579	$1,244,119
+ Net Income	718,660	790,249	578,037	764,610	621,074	879,618	663,511	735,100
- Dividends or Distributions Paid	(800,000)	(800,000)	(800,000)	(600,000)	(700,000)	(400,000)
+ Additional Paid-in Capital	0	0	0	0	0	200,000
- Foreign Currency Translation Gain (Loss)	(3,789)	(3,789)	(18,475)	19,905	(3,591)	10,533
+ Unrealized Gain on Available-for-Sale Securities	0	0	0	0	0	1,353
+/- Prior Period Adjustments	0	0	0	0	0	0
+/- Other Restatements, Net	1,963,099	0	0	0	0	0	(16,120)	(1,979,219)

Ending Shareholders’ Equity	$1,877,970	$1,230,579	$1,244,119	$1,484,557	$1,300,042	$1,382,559	$1,877,970	$0

Dividend Payout Ratio	111.32%	101.23%	138.40%	78.47%	112.71%	45.47%
Common Shares Outstanding
Beginning Shares Outstanding	4,000	4,000	4,000	4,000	4,000	4,000	4,000	4,000
- Treasury Share Purchases	0	0	0	0	0	0	0	0
+ Treasury Share Sales	0	0	0	0	0	0	0	0
+ New Shares Issued	0	0	0	0	0	0	0	0

Common Shares Outstanding	4,000	4,000	4,000	4,000	4,000	4,000	4,000	4,000
+ Shares in Treasury	0	0	0	0	0	0	0	0

Common Shares Issued	4,000	4,000	4,000	4,000	4,000	4,000	4,000	4,000
+ Other Unissued Shares	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000

Total Shares Authorized	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000

Book Value per Common Share	$469.49	$307.64	$311.03	$371.14	$325.01	$345.64	$469.49	$0.00

Schedule 6

ASC Trust Corporation and Subsidiary

Historical Cash Flow Statements

		For the Fiscal Years Ended December 31				Cumulative
	2014	2013	2012	2011	2010	2010-14
Operating Activities
Net Income/(Loss)	$790,249	$578,037	$764,610	$621,074	$879,618	$3,633,588
+ Depreciation & Amortization	129,169	150,343	160,930	148,683	118,564	707,689
+/- (Gain)/Loss on Sale of Assets	0	0	(2,513)	5,167	(110,297)	(107,643)
+/- Foreign Currency Gain (Loss)	(3,789)	(18,475)	19,905	0	0	(2,359)
+ Loss on Write-Off of Construction in Progress	184,590	0	0	0	0	184,590
+/- Change in Working Capital	(33,630,909)	(53,850,978)	(220,639)	423,053	(452,215)	(87,731,688)
+/- Change in Other Assets & Liabilities	33,534,922	54,165,424	(16,215)	(13,786)	32,275	87,702,620

Cash Flow from Operating Activities	$1,004,232	$1,024,351	$706,078	$1,184,191	$467,945	$4,386,797

Investing Activities
- Capital Expenditures	($68,485)	($277,291)	($56,298)	($862,278)	($136,495)	($1,400,847)
+ Proceeds from Sale of Fixed Assets	1,068	0	23,363	0	0	24,431
+/- Other Assets	34,463	(25,733)	95,842	162,089	4,112	270,773

Cash Flow from Investing Activities	($32,954)	($303,024)	$62,907	($700,189)	($132,383)	($1,105,643)

Financing Activities
- Long-Term Debt Payments	($89,287)	($84,443)	($123,515)	($80,198)	($113,341)	($490,784)
+ Long-Term Debt Proceeds	0	62,809	23,818	381,860	0	468,487
- Short-Term Debt Payments	(75,000)	0	(100,000)	0	(25,000)	(200,000)
+ Short-Term Debt Proceeds	0	100,000	0	45,000	0	145,000
- Common Stock Purchases	0	0	0	0	0	0
+ Common Stock Proceeds	0	0	0	0	0	0
+ Additional Paid-in Capital	0	0	0	0	200,000	200,000
- Dividends or Distributions Paid	(800,000)	(800,000)	(600,000)	(700,000)	(400,000)	(3,300,000)

Cash Flow from Financing Activities	($964,287)	($721,634)	($799,697)	($353,338)	($338,341)	($3,177,297)

Cash Flow Summary
Beginning Cash	$166,250	$166,557	$197,269	$66,605	$69,384
Net Cash Flow	6,991	(307)	(30,712)	130,664	(2,779)

Ending Cash	$173,241	$166,250	$166,557	$197,269	$66,605

Exhibit 1

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Summary and Conclusion

		Range of Value
	Indicated Value	Weight	Low	Weight	High	References and Comments
Correlated Indication of Value
Asset-Based Approach:
None
Income Approach:
ACAPM Method - Earning Power Capitalization	$8,700,000	25.0%	$2,175,000	25.0%	$2,175,000	Exhibit 4
DCF Method - w/o New Government Contract	11,200,000	25.0%	2,800,000	0.0%	0	Exhibit 7
DCF Method - with New Government Contract	13,700,000	0.0%	0	25.0%	3,425,000	Exhibit 10
Market Approach:
Company Transactions Method	No Relevant Offers	0.0%	0	0.0%	0	Per ASC management (only BGH)
Guideline Transactions Method - EBITDA	12,000,000	50.0%	6,000,000	25.0%	3,000,000	Exhibit 12
Guideline Transactions Method - Revenue	12,700,000	0.0%	0	25.0%	3,175,000	Exhibit 12
Guideline Transactions Method - AUM	10,300,000	0.0%	0	0.0%	0	Exhibit 12

Correlated Indication of Value (Enterprise Value)		100.0%	$11,000,000	100.0%	$11,800,000	Rounded to: $100,000
(Controlling Interest Basis)
Adjustments for Balance Sheet @ September 30:
+ Cash			126,557		126,557
+ Marketable Securities			1,384,076		1,384,076	Majority of net fixed assets consist of
- Capital Requirement for Separate Charter			(500,000)		(500,000)	$585k land parcel that will be excluded
- Debt			(173,102)		(173,102)	from the transaction
+/- Other Working Capital			(294,384)		(294,384)

Correlated Indication of Value (Total Equity Value)			$11,500,000		$12,300,000	Rounded to: $100,000

						Transaction Medians
Relative Value Summary
Enterprise Value / AUM	$510,000,000		2.2%		2.3%	2.0%
Enterprise Value / LTM Revenue	5,955,180		1.8x		2.0x	2.2x
Enterprise Value / LTM EBITDA	1,043,458		10.5x		11.3x	9.6x
Enterprise Value / LTM Adjusted EBITDA	1,223,445		9.0x		9.6x	na
Enterprise Value / Ongoing EBITDA	1,242,411		8.9x		9.5x	na
Enterprise Value / 2015B EBITDA - Adjusted	1,361,947		8.1x		8.7x	na
Enterprise Value / Ongoing NOPAT	691,447		15.9x		17.1x	na
Conclusion of Value per Common Share
Conclusion of Value - Enterprise Value			$11,000,000		$11,800,000
Conclusion of Value - Total Common Equity			$11,500,000		$12,300,000	From above
Common Shares Outstanding			4,000		4,000	Schedule 5

Enterprise Value Per Share			$2,750		$2,950
Conclusion of Value per Common Share			$2,875		$3,075
Conclusion of Value per Common Share -Enterprise Value			$2,750		$2,950	Rounded to: $1
Conclusion of Value per Common Share -Equity Value			$2,875		$3,075	Rounded to: $1

Exhibit 2

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Derivation of Adjusted Income Statements

		Budget	Last 12 mos.	For the Fiscal Years Ended December 31
	Ongoing	2015	9/30/2015	2014	2013	2012	2011	2010	References and Comments
Assets Under Management
Reported AUM (Year-End)	$521,000,000	$521,000,000	$496,174,000	$498,821,041	$464,496,496	$410,488,123	$344,815,545	$314,439,720	Schedule 3a; Budget per management
Approximate Average AUM	$510,000,000	$513,000,000	$505,156,000	$481,658,769	$437,492,310	$377,651,834	$329,627,633	$314,439,720	Schedule 3a
Effective Realized Fee	0.90%	0.92%	0.93%	0.93%	1.00%	1.10%	1.08%	na	Schedule 3a

Reported Management Fee	$4,590,000	$4,694,470	$4,690,281	$4,477,794	$4,384,075	$4,153,275	$3,561,445	$2,854,170	Schedule 3a
Income Statements
Reported Management Fee	$4,590,000	$4,694,470	$4,690,281	$4,477,794	$4,384,075	$4,153,275	$3,561,445	$2,854,170	From above
Adjustment: None	0	0	0	0	0	0	0	0

Adjusted Investment Management Fees	4,590,000	4,694,470	4,690,281	4,477,794	4,384,075	4,153,275	3,561,445	2,854,170
Reported Other Revenue	1,264,899	1,148,143	1,264,899	1,321,823	1,272,530	1,536,689	1,348,145	1,187,603	Schedule 3a
Adjustment: None	0	0	0	0	0	0	0	0

Adjusted Other Income	1,264,899	1,148,143	1,264,899	1,321,823	1,272,530	1,536,689	1,348,145	1,187,603	Includes BP Admin., Processing, GRT, and Other
Adjusted Revenues	$5,854,899	$5,842,613	$5,955,180	$5,799,617	$5,656,605	$5,689,964	$4,909,590	$4,041,773
Reported Operating Expense	5,000,000	4,833,189	5,000,984	4,809,542	5,036,649	4,876,577	4,297,104	3,251,048	Schedule 3
Adjustment (1): Reduce Owners’ Bonus by 100%	(400,000)	(400,000)	(280,000)	(280,000)	(475,000)	(220,000)	(620,000)	(435,000)	$400,000 Owner’s Projected 2015 Bonus
Adjustment (2): Eliminate Non-Recurring Legal Expenses	(75,000)	(75,000)	(75,000)	0	0	0	0	0	Per Management

Adjusted Operating Expense	4,525,000	4,358,189	4,645,984	4,529,542	4,561,649	4,656,577	3,677,104	2,816,048

Adjusted Operating Income	1,329,899	1,484,424	1,309,196	1,270,075	1,094,956	1,033,387	1,232,486	1,225,725
Reported Other Income/(Expense)	(6,607)	(24,877)	(221,976)	(186,266)	(38,102)	(55,108)	16,507	105,610	Cost of Debt - 4.00%
Adjustment (3): Eliminate Work-In-Progress Write-Off	0	0	184,590	184,590	0	0	0	0	Schedule 3

Adjusted Other Income/(Expense)	(6,607)	(24,877)	(37,386)	(1,676)	(38,102)	(55,108)	16,507	105,610

Adjusted Pre-Tax Income	$1,323,292	$1,459,547	$1,271,810	$1,268,399	$1,056,854	$978,279	$1,248,993	$1,331,335

Memo
Adjusted Pre-Tax Income	$1,323,292	$1,459,547	$1,271,810	$1,268,399	$1,056,854	$978,279	$1,248,993	$1,331,335
- Interest Income	0	0	(118)	0	0	0	0	0	Schedule 3
+ Interest Expense	6,607	0	557	11,265	15,050	17,060	11,770	7,697	Schedule 3

Adjusted EBIT	1,329,899	1,459,547	1,272,250	1,279,664	1,071,904	995,339	1,260,763	1,339,032
+ Depreciation & Amortization	90,000	96,963	125,973	129,169	150,343	160,930	148,683	118,564	Schedule 3

Adjusted EBITDA before Owner’s Bonus	1,419,899	1,556,510	1,398,223	1,408,833	1,222,247	1,156,269	1,409,446	1,457,596
- Normalized Bonus % of EBITDA per Mng’t 12.5%	(177,487)	(194,564)	(174,778)	(176,104)	(152,781)	(144,534)	(176,181)	(182,200)

Adjusted EBITDA after Owner’s Bonus	$1,242,411	$1,361,947	$1,223,445	$1,232,729	$1,069,466	$1,011,735	$1,233,265	$1,275,397

Exhibit 3

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Margin and Growth Analysis

			Budget	Last 12 mos.	For the Fiscal Years Ended December 31
		Ongoing	2015	9/30/2015	2014	2013	2012	2011	2010
Reported Margins
Reported Revenues		100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Reported Operating Expense		85.4%	82.7%	84.0%	82.9%	89.0%	85.7%	87.5%	80.4%

Reported Operating Income		14.6%	17.3%	16.0%	17.1%	11.0%	14.3%	12.5%	19.6%
Reported Other Income/(Expense)		-0.1%	-0.4%	-3.7%	-3.2%	-0.7%	-1.0%	0.3%	2.6%

Reported Pre-Tax Income		14.5%	16.9%	12.3%	13.9%	10.3%	13.3%	12.8%	22.2%

Reported EBIT		14.6%	16.9%	12.3%	14.1%	10.6%	13.6%	13.1%	22.4%
Reported EBITDA		16.1%	18.5%	17.5%	19.5%	13.2%	16.5%	16.1%	25.3%

	RMA Peer
Adjusted Margins
Adjusted Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Adjusted Operating Expense	74.6%	77.3%	74.6%	78.0%	78.1%	80.6%	81.8%	74.9%	69.7%

Adjusted Operating Income	25.4%	22.7%	25.4%	22.0%	21.9%	19.4%	18.2%	25.1%	30.3%
Adjusted Other Income/(Expense)	-1.1%	-0.1%	-0.4%	-0.6%	0.0%	-0.7%	-1.0%	0.3%	2.6%

Adjusted Pre-Tax Income	24.3%	22.6%	25.0%	21.4%	21.9%	18.7%	17.2%	25.4%	32.9%

Adjusted EBIT	25.4%	22.7%	25.0%	21.4%	22.1%	18.9%	17.5%	25.7%	33.1%
Adjusted EBITDA after Owner’s Bonus	26.2%	21.2%	23.3%	20.5%	21.3%	18.9%	17.8%	25.1%	31.6%

				2014-9/15	2013-14	2012-13	2011-12	2010-11
Period-to-Period Growth
Adjusted Revenues				2.7%	2.5%	-0.6%	15.9%	21.5%
Adjusted Operating Expense				2.6%	-0.7%	-2.0%	26.6%	30.6%

Adjusted Operating Income				3.1%	16.0%	6.0%	-16.2%	0.6%
Adjusted Other Income/(Expense)				nm	nm	nm	nm	-84.4%

Adjusted Pre-Tax Income				0.3%	20.0%	8.0%	-21.7%	-6.2%

Adjusted EBIT				-0.6%	19.4%	7.7%	-21.1%	-5.8%
Adjusted EBITDA after Owner’s Bonus				-0.8%	15.3%	5.7%	-18.0%	-3.3%

				2014-9/15	2013-9/15	2012-9/15	2011-9/15	2010-9/15
Annualized Growth
Adjusted Revenues				3.6%	3.0%	1.7%	5.3%	8.5%
Adjusted Operating Expense				3.4%	1.1%	-0.1%	6.4%	11.1%

Adjusted Operating Income				4.1%	10.8%	9.0%	1.6%	1.4%
Adjusted Other Income/(Expense)				nm	nm	nm	nm	nm

Adjusted Pre-Tax Income				0.4%	11.2%	10.0%	0.5%	-1.0%

Adjusted EBIT				-0.8%	10.3%	9.3%	0.2%	-1.1%
Adjusted EBITDA after Owner’s Bonus				-1.0%	8.0%	7.2%	-0.2%	-0.9%

Exhibit 4

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

ACAPM Method - Earning Power Capitalization

			References and Comments
Ongoing Earning Power
Ongoing EBITDA - after Owner's Bonus		$1,242,411	Exhibit 2
Depreciation & Amortization		90,000	"

Ongoing EBIT		1,152,411
- Estimated Taxes	40.00%	(460,965)	Blended ongoing rate

Net Operating Profit After Tax (NOPAT)		691,447
+ Depreciation & Amortization		90,000
- Capital Expenditures		(90,000)
+/- Investment in Working Capital		(18,768)
+/- Other Items		0

Net Operating Cash Flow After Tax (NOCFAT)		$673,000	Rounded to: $1,000

Capitalization of Earning Power
Net Operating Cash Flow After Tax (NOCFAT)		$673,000
+ Capital Expenditures in Excess of Depreciation		0

Normalized Net Operating Cash Flow After Tax (NOCFAT)		673,000
Long-Term Growth Rate		5.00%	Applicable to terminal period (Ex.7)

Cash Flow (to be Capitalized)		$707,000	Rounded to: $1,000
Weighted Avg Cost of Capital	14.90%		Exhibit 6
- Long-Term Growth Rate	-5.00%		From above

= Capitalization Rate	9.90%
= Cap Factor (1/Cap Rate)		10.10x	Rounded to: 0.05
High Growth (Gh)	12.0%
Transition Years (T; '15-'20)	5.0
High-to-Normalized Growth Adjustment Factor		1.23
= Cap Factor Adjusted for Growth Transition		12.35x	Rounded to: 0.05

Terminal Value		8,731,450
Indicated Value: ACAPM Capitalized Earning Power		$8,700,000
		Rounded to: $100,000
Relative Value Analysis
Ongoing EBITDA		$1,242,411	Exhibit 5
Capitalized Earning Power / LTM EBITDA		7.0x
AUM @ October 25, 2015		$521,000,000	Exhibit 5
Capitalized Earning Power / AUM		1.67%
Ongoing Revenue		$4,590,000
Capitalized Earning Power / LTM Revenue		1.9x

Growth Rate Perspective
	2010	2014	2015	2020
Revenue x-Gov	$4,042	$5,800	$5,843	$7,757
CAGR		9.4%	0.7%	5.8%
Adj EBITDA	$1,275	$1,233	$1,223	$2,370
		-0.8%	-0.8%	14.1%
Revenue w-Gov	$4,042	$5,800	$5,843	$10,141
CAGR		9.4%	0.7%	11.7%
Adj EBITDA	$1,275	$1,233	$1,223	$3,685
		-0.8%	-0.8%	24.7%

Sensitivity Analysis: EBITDA vs. WACC
	$1,083,000	$1,183,000	$1,283,000	$1,383,000	$1,483,000
12.9%	$9,400,000	$10,400,000	$11,300,000	$12,300,000	$13,300,000
13.9%	$8,400,000	$9,200,000	$10,100,000	$11,000,000	$11,800,000
14.9%	$7,500,000	$8,300,000	$9,000,000	$9,800,000	$10,600,000
15.9%	$6,800,000	$7,500,000	$8,200,000	$8,900,000	$9,600,000
16.9%	$6,200,000	$6,900,000	$7,500,000	$8,200,000	$8,800,000

Sensitivity Analysis: EBITDA vs. Long-Term Growth
	$1,083,000	$1,183,000	$1,283,000	$1,383,000	$1,483,000
7.0%	$9,300,000	$10,300,000	$11,300,000	$12,200,000	$13,200,000
6.0%	$8,300,000	$9,200,000	$10,100,000	$10,900,000	$11,800,000
5.0%	$7,500,000	$8,300,000	$9,000,000	$9,800,000	$10,600,000
4.0%	$6,800,000	$7,500,000	$8,200,000	$8,900,000	$9,600,000
3.0%	$6,300,000	$6,900,000	$7,600,000	$8,200,000	$8,900,000

Exhibit 5

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Income Statement Projection - Base w/o Government Contract

		Projected(2)
	Ongoing(1)	Year 1	Year 2	Year 3	Year 4	Year 5	References and Comments
Income Statements
AUM (Year-End)	$521,000,000	$572,906,250	$629,803,125	$690,957,422	$756,652,641	$827,189,988	Per mgmt; includes investment returns plus contributions net of distributions
Approximate Average AUM	$510,000,000	$546,953,125	$601,354,688	$660,380,274	$723,805,032	$791,921,315
Effective Realized Fee	0.90%	0.90%	0.88%	0.86%	0.84%	0.82%	Per management; assumes continued decline in realized fees on core AUM

Management Fees	$4,590,000	$4,922,578	$5,291,921	$5,679,270	$6,079,962	$6,493,755
Other Revenue	1,264,899	1,166,925	1,190,264	1,214,069	1,238,350	1,263,117	Per management; inflationary growth assumed

Total Revenue	$5,854,899	$6,089,503	$6,482,185	$6,893,339	$7,318,312	$7,756,872
Operating Expenses Excluding Depreciation and Owner’s Bonu	4,435,000	4,485,250	4,619,808	4,758,402	4,901,154	5,048,188	Per management; primarily fixed costs

EBITDA Before Owner Bonus	$1,419,899	$1,604,253	$1,862,377	$2,134,937	$2,417,159	$2,708,684
Owner Bonus -% of Pre-Bonus EBITDA -12.50%	177,487	200,532	232,797	266,867	302,145	338,585	Per management; CEO incentive comp. to be negotiated

EBITDA	$1,242,411	$1,403,721	$1,629,580	$1,868,070	$2,115,014	$2,370,098
Depreciation & Amortization	90,000	90,000	90,000	90,000	90,000	90,000	Per management; straightline depreciation assumed

EBIT	$1,152,411	$1,313,721	$1,539,580	$1,778,070	$2,025,014	$2,280,098

Other Cash Flow Items
Capital Expenditures	$68,485	$90,000	$90,000	$90,000	$90,000	$90,000	CapEx and depreciation assumed to be in equilibrium over forecast period
Investment in Working Capital
Change in Total Revenue		$234,604	$392,682	$411,154	$424,973	$438,560
Required Incremental Working Capital		8.0%	8.0%	8.0%	8.0%	8.0%	Assumed one month of incremental revenue tied up in working capital

Investment in Working Capital		$18,768	$31,415	$32,892	$33,998	$35,085
Growth Rates
AUM		10.0%	9.9%	9.7%	9.5%	9.3%	Per management
Management Fees		7.2%	7.5%	7.3%	7.1%	6.8%
Other Revenue		-7.7%	2.0%	2.0%	2.0%	2.0%	Per management
Total Revenue		4.0%	6.4%	6.3%	6.2%	6.0%
Operating Expenses Excluding Depreciation and Owner’s Bonus		1.1%	3.0%	3.0%	3.0%	3.0%	Per management
EBITDA		13.0%	16.1%	14.6%	13.2%	12.1%
Margins
EBITDA Before Owner Bonus	24.3%	26.3%	28.7%	31.0%	33.0%	34.9%
EBITDA	21.2%	23.1%	25.1%	27.1%	28.9%	30.6%
EBIT	19.7%	21.6%	23.8%	25.8%	27.7%	29.4%

Notes

(1):	See Exhibit 2.
(2):	Projected figures per management assuming no new government related business. Year 1 is set equal to management’s projections for 2016.

Exhibit 6

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Weighted Average Cost of Capital - Base Scenario w/o Government Contract

			References and Comments
Cost of Equity
Risk-Free Rate		2.54%	Note (1)
Equity Risk Premium	5.50%		Note (2)
Market Beta	1.00		Note (3)

Beta Adjusted Common Stock Premium		5.50%
Size Premium		3.84%	Note (4)
Specific Company Risk Premium		3.00%	Note (5)

Equity Discount Rate (Required Rate of Return)		14.90%	Rounded to: 0.10%
Cost of Debt
Base Cost of Debt		5.50%	Note (6)
Applicable Spread Over Base Cost		0.00%	Note (7)

Total Pre-tax Cost of Debt		5.50%
Estimated Tax Rate	40.00%	-2.20%

After-Tax Cost of Debt Capital		3.30%	Rounded to: 0.10%
Weighted Average Cost of Capital (WACC)

Capital Component		Cost	Weight(8)	Product
Equity		14.90%	100.00%	14.90%
Debt		3.30%	0.00%	0.00%

Weighted Average Cost of Capital (WACC)				14.90%	Rounded to: 0.10%

Memo: Implied Capital Structure(9)
Equity		$11,212,798
Debt		0

Total Capital		$11,212,798

Notes

(1):	Yield on 20-year Treasury securities per Federal Reserve Statistical Release H.15.
(2):	Investors demand higher expected returns on equity investments relative to risk-free alternatives. This is supported by market evidence, as investments in large capitalization stocks (as represented by the companies in the Standard & Poor’s 500 index), historically, have yielded higher total returns relative to long-term U.S. Treasury securities. The equity risk premium has been a topic of regular conversation and debate among academics, market analysts, valuation practitioners, and the like for decades. Mercer Capital regularly reviews a spectrum of studies on the equity risk premium, as well as conducting its own study. Most of these studies suggest that the appropriate large capitalization equity risk premium lies in the range of 4.0% to 7.0%. The chosen equity risk premium represents a composite assumption which is consistent with this range.
(3):	A beta of 1.0 has been applied under the assumption that, to the extent returns on an investment in the subject company are correlated with returns in the broad equity markets, returns on the subject investment are expected to display volatility equal to the market over time.
(4):	Historically, investments in smaller capitalization common stocks have achieved a higher investment return compared to the S&P 500, or the large capitalization stocks, due to the higher level of risk associated with smaller companies. We have applied a size premium based on the observed size premium for publicly traded companies in the ninth and tenth deciles (with market capitalizations under $633 million), per the 2014 Ibbotson SBBI Valuation Yearbook.
(5):	Returns on publicly traded stocks typically display some degree of volatility which cannot be correlated with movements in the broad equity indices, that is, cannot be explained by the beta statistic. In addition, privately owned businesses often have specific risks that would not pertain to larger, publicly traded companies from which Ibbotson SBBI Valuation Yearbook return data is derived. Specific factors pertaining to the Company include the following:

- Factor 1: Small size (~$500M of AUM)

- Factor 2: Key Man Dependency on David John

- Factor 3: Customer concentrations with top ten client’s owning 50% of AUM

(6):	ASC debt consists of $25K draw on $100K revolver (P+200bps), $78K of bank debt secured with Company vehicles (7.75%), and $82k note secured with property (3.43%)
(7):	No applicable spread given minimal levels of interest-bearing debt in capital structure.
(8):	The selected capital structure is based on the Company’s existing capital structure.
(9):	Based on the concluded total capital value calculated in the following exhibit.

Exhibit 7

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

DCF Method -w/o New Government Contract

		Projected
		Year 1	Year 2	Year 3	Year 4	Year 5	References and Comments
Projected Cash Flows
EBIT		$1,313,721	$1,539,580	$1,778,070	$2,025,014	$2,280,098	Exhibit 5
- Estimated Taxes	40.00%	(525,489)	(615,832)	(711,228)	(810,006)	(912,039)

Net Operating Profit After Tax (NOPAT)		788,233	923,748	1,066,842	1,215,008	1,368,059
+ Depreciation and Amortization		90,000	90,000	90,000	90,000	90,000	Exhibit 5
- Capital Expenditures		(90,000)	(90,000)	(90,000)	(90,000)	(90,000)	Exhibit 5
+/- Investment in Working Capital		(18,768)	(31,415)	(32,892)	(33,998)	(35,085)	Exhibit 5

Free Cash Flow to Firm		769,465	892,334	1,033,950	1,181,010	1,332,974
Discounting Periods		0.5	1.5	2.5	3.5	4.5	Mid-year convention
Discount Factor	14.90%	0.9329	0.8119	0.7066	0.6150	0.5353	Exhibit 6

Present Value of Free Cash Flow		$717,842	$724,515	$730,633	$726,329	$713,480
Present Value of Discrete Cash Flows		$3,612,798
+ Present Value of Terminal Value		7,600,000	Calculated below

Indicated Enterprise Value		11,212,798

Indicated Enterprise Value: DCF Method - Base Case		$11,200,000	Rounded to: $100,000
Terminal Value Calculation
Year 5 Free Cash Flow		$1,332,974
+ Capital Expenditures in Excess of Depreciation		0

Normalized Year 5 Free Cash Flow		1,332,974
Terminal Growth Rate		5.00%	Long-term sustainable growth rate in terminal period

Terminal Year Free Cash Flow		$1,400,000	Rounded to: $1,000
WACC	14.90%		Exhibit 6
- Terminal Growth Rate	-5.00%		From above

Terminal Capitalization Rate	9.90%
Terminal Capitalization Factor		10.10x	Rounded to: 0.05

Terminal Value		14,140,000
Discounting Periods		4.5
Discount Factor	14.90%	0.5353	From above

Present Value of Terminal Value		$7,600,000	Rounded to: $100,000
Relative Value Analysis
Year 5 EBITDA		$2,370,098	Exhibit 5
Implied Terminal MVIC/Year 5 EBITDA		5.97x
Year 5 AUM (Year-End)		$827,189,988	Exhibit 5
Implied Terminal MVIC/Year 5 AUM (Year-End)		1.71%

Sensitivity Analysis

		Terminal Growth Rate
WACC		3.00%	4.00%	5.00%	6.00%	7.00%
	12.90%	$11,610,791	$12,610,791	$13,910,791	$15,510,791	$17,610,791
	13.90%	$10,527,669	$11,327,669	$12,327,669	$13,527,669	$15,027,669
	14.90%	$9,647,630	$10,247,630	$11,047,630	$11,947,630	$13,147,630
	15.90%	$8,870,526	$9,370,526	$9,970,526	$10,670,526	$11,670,526
	16.90%	$8,196,219	$8,596,219	$9,096,219	$9,696,219	$10,396,219

Exhibit 8

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Income Statement Projection - with New Government Contract

		Projected(2)
	Ongoing(1)	Year 1	Year 2	Year 3	Year 4	Year 5	References and Comments
Income Statements
Core AUM (Year-End)	$521,000,000	$572,906,250	$629,803,125	$690,957,422	$756,652,641	$827,189,988	Per mgmt; includes investment returns plus contributions net of distributions
Approximate Average Core AUM	$510,000,000	$546,953,125	$601,354,688	$660,380,274	$723,805,032	$791,921,315
Effective Realized Fee on Core AUM	0.90%	0.90%	0.80%	0.80%	0.80%	0.80%	Per management; assumes additional decline in fees with new business

Management Fees on Core AUM	$4,590,000	$4,922,578	$4,810,838	$5,283,042	$5,790,440	$6,335,371
New Government-Related AUM (Year-End)		$450,000,000	$491,462,500	$545,699,766	$604,132,102	$667,043,422
Average New Business AUM			$470,731,250	$518,581,133	$574,915,934	$635,587,762
Effective Realized Fee on New Business AUM	0.40%	0.40%	0.40%	0.40%	0.40%	0.40%	Per management; average realized fees on new business

Management Fees on New Business AUM	$0	$0	$1,882,925	$2,074,325	$2,299,664	$2,542,351
Total AUM	$510,000,000	$1,022,906,250	$1,121,265,625	$1,236,657,188	$1,360,784,743	$1,494,233,410
Total Management Fees	$4,590,000	$4,922,578	$6,693,763	$7,357,367	$8,090,104	$8,877,722
Other Revenue	1,264,899	1,166,925	1,190,264	1,214,069	1,238,350	1,263,117	Per management; inflationary growth assumed

Total Revenue	$5,854,899	$6,089,503	$7,884,026	$8,571,435	$9,328,454	$10,140,839
Base OpEx Excluding Depreciation and Owner’s Bonus	4,435,000	4,485,250	4,619,808	4,758,402	4,901,154	5,048,188	Per management; primarily fixed costs
Incremental Expenses Associated with New Gov. Business	0	0	806,000	830,180	855,085	880,738

EBITDA Before Owner Bonus	$1,419,899	$1,604,253	$2,458,219	$2,982,854	$3,572,215	$4,211,912	Per management; CEO incentive comp. to be negotiated
Owner Bonus - % of Pre-Bonus EBITDA - 12.50%	177,487	200,532	307,277	372,857	446,527	526,489

EBITDA	$1,242,411	$1,403,721	$2,150,941	$2,609,997	$3,125,688	$3,685,423	Per management; straightline depreciation assumed
Depreciation & Amortization	90,000	90,000	90,000	90,000	90,000	90,000

EBIT	$1,152,411	$1,313,721	$2,060,941	$2,519,997	$3,035,688	$3,595,423

Other Cash Flow Items
Capital Expenditures	$68,485	$90,000	$90,000	$90,000	$90,000	$90,000	CapEx and depreciation assumed to be in equilibrium over forecast period
Investment in Working Capital
Change in Total Revenue		$234,604	$1,794,523	$687,409	$757,019	$812,385
Required Incremental Working Capital		8.0%	8.0%	8.0%	8.0%	8.0%	Assumed one month of incremental revenue tied up in working capital

Investment in Working Capital		$18,768	$143,562	$54,993	$60,561	$64,991
Growth Rates
AUM		10.0%	9.9%	9.7%	9.5%	9.3%
Management Fees on Core AUM		7.2%	-2.3%	9.8%	9.6%	9.4%
Other Revenue		-7.7%	2.0%	2.0%	2.0%	2.0%
Total Revenue		4.0%	29.5%	8.7%	8.8%	8.7%
Base OpEx Excluding Depreciation and Owner’s Bonus		1.1%	3.0%	3.0%	3.0%	3.0%
Incremental Expenses Associated with New Gov. Business				3.0%	3.0%	3.0%
EBITDA		13.0%	53.2%	21.3%	19.8%	17.9%
Margins
EBITDA Before Owner Bonus	24.3%	26.3%	31.2%	34.8%	38.3%	41.5%
EBITDA	21.2%	23.1%	27.3%	30.4%	33.5%	36.3%
EBIT	19.7%	21.6%	26.1%	29.4%	32.5%	35.5%

Notes

(1):	See Exhibit 2.
(2):	Projected figures per management assuming no new government related business. Year 1 is set equal to management’s projections for 2016.

Exhibit 9

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Weighted Average Cost of Capital - Base w/o Government Contract

			References and Comments
Cost of Equity
Risk-Free Rate		2.54%	Note (1)
Equity Risk Premium	5.50%		Note (2)
Market Beta	1.00		Note (3)

Beta Adjusted Common Stock Premium		5.50%
Size Premium		3.84%	Note (4)
Specific Company Risk Premium		5.00%	Note (5)

Equity Discount Rate (Required Rate of Return)		16.90%	Rounded to: 0.10%
Cost of Debt
Base Cost of Debt		5.50%	Note (6)
Applicable Spread Over Base Cost		0.00%	Note (7)

Total Pre-tax Cost of Debt		5.50%
Estimated Tax Rate	40.00%	-2.20%

After-Tax Cost of Debt Capital		3.30%	Rounded to: 0.10%
Weighted Average Cost of Capital (WACC)

Capital Component		Cost	Weight(8)	Product
Equity		16.90%	100.00%	16.90%
Debt		3.30%	0.00%	0.00%

Weighted Average Cost of Capital (WACC)				16.90%	Rounded to: 0.10%

Memo: Implied Capital Structure(9)
Equity		$13,718,233
Debt		0

Total Capital		$13,718,233

Notes

(1):	Yield on 20-year Treasury securities per Federal Reserve Statistical Release H.15.
(2):	Investors demand higher expected returns on equity investments relative to risk-free alternatives. This is supported by market evidence, as investments in large capitalization stocks (as represented by the companies in the Standard & Poor’s 500 index), historically, have yielded higher total returns relative to long-term U.S. Treasury securities. The equity risk premium has been a topic of regular conversation and debate among academics, market analysts, valuation practitioners, and the like for decades. Mercer Capital regularly reviews a spectrum of studies on the equity risk premium, as well as conducting its own study. Most of these studies suggest that the appropriate large capitalization equity risk premium lies in the range of 4.0% to 7.0%. The chosen equity risk premium represents a composite assumption which is consistent with this range.
(3):	A beta of 1.0 has been applied under the assumption that, to the extent returns on an investment in the subject company are correlated with returns in the broad equity markets, returns on the subject investment are expected to display volatility equal to the market over time.
(4):	Historically, investments in smaller capitalization common stocks have achieved a higher investment return compared to the S&P 500, or the large capitalization stocks, due to the higher level of risk associated with smaller companies. We have applied a size premium based on the observed size premium for publicly traded companies in the ninth and tenth deciles (with market capitalizations under $633 million), per the 2014 Ibbotson SBBI Valuation Yearbook.
(5):	Returns on publicly traded stocks typically display some degree of volatility which cannot be correlated with movements in the broad equity indices, that is, cannot be explained by the beta statistic. In addition, privately owned businesses often have specific risks that would not pertain to larger, publicly traded companies from which Ibbotson SBBI Valuation Yearbook return data is derived. Specific factors pertaining to the Company include the following:

- Factor 1: Small size (~$500M of AUM)

- Factor 2: Key Man Dependency on David John

- Factor 3: Customer concentrations with top ten client’s owning 50% of AUM

- Factor 4: Risk that new business opportunities may not materialize

(6):	ASC debt consists of $25K draw on $100K revolver (P+200bps), $78K of bank debt secured with Company vehicles (7.75%), and $82k note secured with property (3.43%)
(7):	No applicable spread given minimal levels of interest-bearing debt in capital structure.
(8):	The selected capital structure is based on the Company’s existing capital structure.
(9):	Based on the concluded total capital value calculated in the following exhibit.

Exhibit 10

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

DCF Method - with New Government Contract

		Projected
		Year 1	Year 2	Year 3	Year 4	Year 5	References and Comments
Projected Cash Flows
EBIT		$1,313,721	$2,060,941	$2,519,997	$3,035,688	$3,595,423	Exhibit 8
- Estimated Taxes	40.00%	(525,489)	(824,376)	(1,007,999)	(1,214,275)	(1,438,169)

Net Operating Profit After Tax (NOPAT)		788,233	1,236,565	1,511,998	1,821,413	2,157,254
+ Depreciation and Amortization		90,000	90,000	90,000	90,000	90,000	Exhibit 8
- Capital Expenditures		(90,000)	(90,000)	(90,000)	(90,000)	(90,000)	Exhibit 8
+/- Investment in Working Capital		(18,768)	(143,562)	(54,993)	(60,561)	(64,991)	Exhibit 8

Free Cash Flow to Firm		769,465	1,093,003	1,457,005	1,760,851	2,092,263
Discounting Periods		0.5	1.5	2.5	3.5	4.5	Mid-year convention
Discount Factor	16.90%	0.9249	0.7912	0.6768	0.5790	0.4953	Exhibit 9

Present Value of Free Cash Flow		$711,674	$864,768	$986,109	$1,019,464	$1,036,218
Present Value of Discrete Cash Flows		$4,618,233
+ Present Value of Terminal Value		9,100,000	Calculated below

Indicated Enterprise Value		13,718,233

			Schedule 1
Indicated Enterprise Value: DCF Method - Scenario 2		$13,700,000	Rounded to: $100,000
Terminal Value Calculation
Year 5 Free Cash Flow		$2,092,263
+ Capital Expenditures in Excess of Depreciation		0

Normalized Year 5 Free Cash Flow		2,092,263
Terminal Growth Rate		5.00%	Long-term sustainable growth rate in terminal period

Terminal Year Free Cash Flow		$2,197,000	Rounded to: $1,000
WACC	16.90%		Exhibit 9
- Terminal Growth Rate	-5.00%		From above

Terminal Capitalization Rate	11.90%
Terminal Capitalization Factor		8.40x	Rounded to: 0.05

Terminal Value		18,454,800
Discounting Periods		4.5
Discount Factor	16.90%	0.4953	From above

Present Value of Terminal Value		$9,100,000	Rounded to: $100,000
Relative Value Analysis
Year 5 EBITDA		$3,685,423	Exhibit 8
Implied Terminal MVIC/Year 5 EBITDA		5.01x
Year 5 Total AUM (Year-End)		$1,494,233,410	Exhibit 8
Implied Terminal MVIC/Year 5 Total AUM (Year-End)		1.24%

Sensitivity Analysis
			Terminal Growth Rate
WACC		3.00%	4.00%	5.00%	6.00%	7.00%
	14.90%	$14,372,527	$15,372,527	$16,572,527	$18,072,527	$19,872,527
	15.90%	$13,160,717	$13,960,717	$14,860,717	$16,060,717	$17,560,717
	16.90%	$12,153,064	$12,853,064	$13,553,064	$14,553,064	$15,653,064
	17.90%	$11,249,372	$11,849,372	$12,449,372	$13,249,372	$14,149,372
	18.90%	$10,449,454	$10,949,454	$11,549,454	$12,149,454	$12,849,454

Exhibit 11

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Guideline Transactions

		AUM ($M)			Initial Consideration ($)	Total Deal Val ($M)	Deal Value (Excl. Earn-out) ÷			Revenue ($M)	EBITDA ($M)	EBITDA Margin
Buyer	Seller		Announce	Closed			EBITDA	AUM (%)	Rev
Simmons First National Corp.	Ozark Trust & Investment Company	1,029	4/29/2015	EQ3-2015	20.7	20.7	10.35x	2.01%	3.51x	5.9	2.00	33.9%
Boston Private Financial	Banyan Partners LLC	4,581	7/16/2014	10/2/2014	65.0	80.0	9.29x	1.42%	2.60x	25.0	7.00	28.0%
Legg Mason Inc.	Martin Currie (Holdings) Ltd.	9,800	7/24/2014	10/1/2014	NA	427.8	NA	4.37%	NA	NA	NA	NA
Henderson Group	Geneva Capital Mgmt Ltd.	6,300	6/30/2014	10/1/2014	130.0	200.0	NA	2.06%	NA	NA	NA	NA
Affiliated Managers Group Inc.	SouthernSun Asset Mgmt LLC	5,317	12/19/2013	3/31/2014	NA	109.9	NA	2.07%	NA	NA	NA	NA
TriState Capital Holdings Inc.	Chartwell Investment Partners	7,500	1/7/2014	3/5/2014	45.0	60.0	7.50x	0.60%	1.74x	25.9	6.0	23.2%
KKR & Co. L.P.	Avoca Capital Holdings	8,000	10/18/2013	2/19/2014	NA	102.3	NA	1.28%	NA	NA	NA	NA
AXA	W.P. Stewart & Co. Ltd.	2,000	8/15/2013	12/12/2013	NA	78.4	NA	3.92%	NA	NA	NA	NA
Fiera Capital Corp.	Bel Air	5,975	9/3/2013	10/31/2013	115.0	125.0	9.62x	1.92%	NA	NA	12.0	NA
Fiera Capital Corp.	Wilkinson O’Grady & Co.	2,086	9/3/2013	10/31/2013	29.7	31.3	12.04x	1.42%	NA	NA	2.5	NA
Standard Life Plc	Newton’s private client bus.	3,000	2/27/2013	9/27/2013	NA	126.4	NA	4.21%	NA	NA	NA	NA
Legg Mason Inc.	Fauchier Partners Mgmt Ltd.	5,400	12/13/2012	3/13/2013	80.0	136.0	NA	1.48%	NA	NA	NA	NA
First Republic Bank	Luminous Capital Holdings LLC	5,891	11/2/2012	12/28/2012	NA	125.0	NA	2.12%	NA	NA	NA	NA
Tamco Holdings, LLC	Titanium Asset Mgmt Corp.	8,713	12/18/2012	12/18/2012	NA	36.0	NA	0.41%	1.62x	22.3	NA	NA
Charles Schwab Corp.	ThomasPartners Inc.	2,200	10/15/2012	12/14/2012	NA	85.0	NA	3.86%	NA	NA	NA	NA
Hennessy Advisors Inc.	FBR Fund Advisers Inc.	2,200	6/6/2012	10/26/2012	19.7	28.8	NA	0.90%	NA	NA	NA	NA
City National Corp.	Acebes D’Alessandro & Assoc.	4,890	4/25/2012	7/2/2012	NA	100.0	NA	2.04%	NA	NA	NA	NA
Principal Financial Group Inc.	Origin Asset Management LLP	2,600	7/7/2011	10/3/2011	NA	66.0	NA	2.54%	NA	NA	NA	NA
Wintrust Financial Corp.	Great Lakes Advisors Inc.	2,400	5/4/2011	7/1/2011	NA	20.2	NA	0.84%	NA	NA	NA	NA

MEDIAN		4,890			55.0	85.0	9.62x	2.01%	2.17x	23.7	6.0	28.0%
AVERAGE		4,731			63.1	103.1	9.76x	2.08%	2.37x	19.8	5.9	28.4%

ASC Trust Corporation		510			NA	NA	NA	NA	NA	5.9	1.2	21.2%

Screen: Announced deals with AUM > $10 billion

Source: SNL Financial	Guideline Transactions

Exhibit 12

ASC Trust Corporation and Subsidiary

Valuation Analysis as of October 25, 2015

Guideline Transactions Method - Indicated Values

	Activity Metrics		Profitability Metric
	Enterprise Value to:		Enterprise Value to:
	AUM	Revenue	EBITDA	References and Comments
Derivation of Value
Ongoing Performance Measure	$510,000,000	$5,854,899	$1,242,411	Exhibit 2
Guideline Transaction Capitalization Factor	2.01%	2.17x	9.62x	Exhibit 11

Capitalized Enterprise Value	10,259,475	12,702,781	11,951,997

Guideline Transaction Indicated Enterprise Values	$10,300,000	$12,700,000	$12,000,000	Rounded to: $100,000

EXHIBIT “C”

Seller’s Disclosure Statement

Section 4.3.1 and Section 4.5 Ownership Structure and Capitalization:

ASC Trust Corporation:
Common Stock:	4,000 shares
$25 Par Value
$100,000 authorized capitalization
Additional Paid in Capital:	$500,000

Owners as of May 27, 2016:
David John	3,170 shares
Ada’s Trust & Investment	557 shares
Donald Harvey Clark	273 shares

ASC Micronesia:
100% owned by ASC Trust Corporation
Capital Stock	250,000 shares
$1.00 Par Value
$250,000 authorized capitalization

Section 4.14 Employee Benefit Plans:

401k Retirement –Savings Plan
Section 125 Flexible Benefit Plan
Term Life Insurance
Vacation / Sick Leave
Medical & Dental Insurance
Group Life Insurance
Group Disability Insurance

Section 4.16.1 Material Contracts:

Description:	Vendor:	Status
Lease	Ada’s Trust & Invest.	Good standing
Investment Custody	Fidelity	Good standing
Investment Advisory	Raymond James	Good standing
Computer Software	FIS (Sungard)	Good standing
SOC Audit	Ernst & Yong	Good standing

None for all others.